EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANDINA ACQUISITION CORP. II,

ANDINA II HOLDCO CORP.,

ANDINA II MERGER SUB INC.,

LAZY DAYS’ R.V. CENTER, INC.

and

A. LORNE WEIL

DATED AS OF OCTOBER 27, 2017

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 27, 2017, by and among Andina Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Andina II Holdco Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Holdco”), Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Lazy Days’ R.V. Center, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 (solely as Section 10.11 relates to Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12) and 10.12 hereof, A. Lorne Weil, an individual (“Weil”). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule). Each of Parent, Holdco, Merger Sub, the Company and, solely for purposes of the Sections of this Agreement referred to in the immediately preceding sentence, Weil shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”; provided, however, on and at all times after the Closing Date, the terms “Party” and “Parties” shall include the Representative. Defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2016 Revision) of the Cayman Islands (the “Companies Law”), the Delaware General Corporation Law (the “DGCL”) and other applicable Legal Requirements, the Parties intend to enter into a business combination transaction by which (i) Parent will merge with and into Holdco with Holdco being the surviving entity of such merger (the “Redomestication Merger”) and becoming a public company (“Surviving Pubco”) and (ii) immediately after the consummation of the Redomestication Merger, Merger Sub will merge with and into the Company with the Company being the surviving entity of such merger (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”) and a direct wholly-owned Subsidiary of Surviving Pubco (the “Surviving Company”), on the terms and subject to the conditions set forth in this Agreement.

B. (i) The boards of directors of each of Parent, Holdco and Merger Sub have adopted this Agreement and determined that the transactions contemplated hereby, taken together, are advisable and in the best interests of their respective stockholders, (ii) Parent, in its capacity as the sole stockholder of Holdco, approved this Agreement, the Redomestication Merger and the other transactions contemplated hereby and (iii) Holdco, in its capacity as the sole stockholder of Merger Sub, approved this Agreement, the Transaction Merger and the other transactions contemplated by this Agreement.

C. The board of directors of the Company has (i) adopted this Agreement and determined that the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company’s stockholders, and (ii) recommended acceptance and approval by the Company’s stockholders of this Agreement, the Transaction Merger and the other transactions contemplated hereby.

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D. Concurrently with the execution of this Agreement, the stockholders of the Company identified on Schedule 1 attached hereto (the “Supporting Stockholders”) have entered into a support agreement with Parent (the “Support Agreement”), pursuant to which each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by such Supporting Stockholder in favor of the Transaction Merger (which vote may be done by executing a written consent as provided for in Section 5.24 hereof).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Weil agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers.

(a) At the Redomestication Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Companies Law and the DGCL, Parent shall be merged with and into Holdco, the separate corporate existence of Parent shall cease and Holdco shall continue as the Surviving Pubco after the Redomestication Merger.

(b) At the Transaction Effective Time (which shall occur immediately after the Redomestication Effective Time) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Transaction Merger and as a wholly owned Subsidiary of Holdco.

1.2 Effective Times; Closing. Subject to the conditions of this Agreement, on the Closing Date, the Parties shall cause the Redomestication Merger to be consummated by filing with the Cayman Islands Registrar of Companies a Plan of Merger (the “Plan of Merger”) and by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Redomestication Certificate of Merger”), each in such form as is required by, and executed and filed in accordance with, the applicable provisions of the Companies Law and the DGCL, as the case may be (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger and the Redomestication Certificate of Merger being the “Redomestication Effective Time”). Subject to the conditions of this Agreement, on the Closing Date and immediately after the Redomestication Effective Time, the Parties shall cause the Transaction Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Transaction Certificate of Merger” and together with the Plan of Merger and the Redomestication Certificate of Merger, the “Merger Certificates”), in such form as is required by, and executed and filed in accordance with, the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Transaction Certificate of Merger being the “Transaction Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Merger Certificates, shall take place at the offices of Graubard Miller, counsel to Parent, at the Chrysler Building, 405 Lexington Avenue, New York, New York 10174-1901, at a time and date to be specified by the Parties, which shall be no later than the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other time, date and location as the Parties agree in writing (the day on which the Closing occurs being the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

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1.3 Effect of the Mergers. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Plan of Merger, the Redomestication Merger Certificate and the applicable provisions of the Companies Law, the DGCL and other applicable Legal Requirements; and at the Transaction Effective Time, the effect of the Transaction Merger shall be as provided in this Agreement, the Transaction Merger Certificate and the applicable provisions of the DGCL and other applicable Legal Requirements. Without limiting the generality of the foregoing, and subject thereto, (i) at the Redomestication Effective Time, (A) all the property, rights, privileges, powers and franchises of each of Parent and Holdco shall vest in Surviving Pubco, and all debts, liabilities and duties of each of Parent and Holdco (including the liabilities and obligations of Parent and Holdco under this Agreement) shall become the debts, liabilities and duties of Surviving Pubco, and (B) each Parent Ordinary Share and each Parent Right shall be converted as described in Section 1.9 hereof, and (ii) at the Transaction Effective Time, (A) all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of Surviving Company and (B) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Transaction Effective Time shall be converted into and become one (1) fully paid and validly issued share of common stock of the Surviving Company.

1.4 Governing Documents.

(a) At the Redomestication Effective Time, the Certificate of Incorporation and Bylaws of Holdco in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Pubco, except that such Certificate of Incorporation and Bylaws shall reflect “Lazydays Holdings, Inc.” as the name of the Surviving Pubco as of the Redomestication Effective Time.

(b) At the Transaction Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Company, except that such Certificate of Incorporation and Bylaws shall reflect “Lazy Days’ R.V. Center, Inc.” as the name of the Surviving Company as of the Transaction Effective Time.

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1.5 Transaction Merger Consideration; Effect on Securities.

(a) Closing Date Transaction Merger Consideration. The aggregate consideration to be paid by Holdco at the Closing (subject to Section 1.5(e), Section 1.10 and Section 1.15) (i) to the holders of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Transaction Effective Time (other than holders of any shares of Company Common Stock to be canceled pursuant to Section 1.5(f)) (such holders, the “Stockholders”) in exchange for the cancellation of their shares of Company Common Stock and their rights as such holders of shares of Company Common Stock, (ii) to the Participating Optionholders in exchange for the cancellation of their Company Stock Options and (iii) to the Bonus Payment Recipients in respect of their Bonus Payments shall be:

(i) 2,857,143 shares of common stock, par value $0.0001 per share, of Holdco (“Holdco Shares”) to be issued at the Closing (the “Closing Date Merger Consideration Shares”); and

(ii) an amount of cash to be paid at the Closing equal to (the “Closing Date Merger Consideration Cash” and, together with the Closing Date Merger Consideration Shares, the “Closing Date Merger Consideration”) (A) $85,000,000, plus (B) if the Estimated Closing Date Working Capital as set forth in the Closing Statement is greater than the Working Capital Upper Target, an amount equal to the difference between the Estimated Closing Date Working Capital and the Working Capital Upper Target, minus (C) if the Working Capital Lower Target is greater than the Estimated Closing Date Working Capital as set forth in the Closing Statement, an amount equal to the difference between the Working Capital Lower Target and the Estimated Closing Date Working Capital, plus (D) if the Estimated Closing Date Debt Amount as set forth in the Closing Statement is less than the Debt Amount Target, an amount equal to the difference between the Debt Amount Target and the Estimated Closing Date Debt Amount, minus (E) if the Estimated Closing Date Debt Amount as set forth in the Closing Statement is greater than the Debt Amount Target, an amount equal to the difference between the Estimated Closing Date Debt Amount and the Debt Amount Target.

At least two (2) Business Days, but not more than five (5) Business Days, prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement (the “Closing Statement”), which shall set forth (x) the Company’s estimates of the Closing Date Debt Amount (the “Estimated Closing Date Debt Amount”) and the Closing Date Working Capital (the “Estimated Closing Date Working Capital”) and, (y) based on such estimates, the Closing Date Bonus Payments Amount, the Closing Date Bonus Payments Cash, the Closing Date Bonus Payments Share Value and the Closing Date Bonus Payments Shares. The Closing Statement shall, to the extent necessary, be updated by the Company from time to time prior to the Closing to reflect any changes therein of which the Company becomes aware prior to the Closing, and the most recently updated Closing Statement shall constitute the Closing Statement for all purposes of this Agreement. The Closing Date Merger Consideration shall be subject to adjustment after the Closing Date pursuant to Section 1.5(e), and the Closing Date Merger Consideration as so adjusted (or not adjusted after application of the provisions of Section 1.5(e)) is referred to herein as the “Final Merger Consideration”. The term “Merger Consideration” means the Closing Date Merger Consideration or the Final Merger Consideration, as the context may require. All Closing Date Merger Consideration Shares issued at the Closing shall be validly authorized, validly issued, fully paid and nonassessable.

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(b) Payment of Closing Date Bonus Payments Amount.

(i) At the Closing, Holdco shall pay to the Company (from, and not in addition to, the Distributable Closing Date Merger Consideration Cash), for distribution to the Bonus Payment Recipients in accordance with the Bonus Plan and their respective Bonus Award Agreements, the Closing Date Bonus Payments Cash. Upon receipt by the Company of the Closing Date Bonus Payments Cash, the Company shall pay to each Bonus Payment Recipient the portion of the Closing Date Bonus Payments Cash to which such Bonus Payment Recipient is entitled to receive pursuant to the terms of the Bonus Plan and such Bonus Payment Recipient’s Bonus Award Agreement (less any applicable Required Withholding Amounts with respect to such Bonus Payment Recipient). The payments required to be made by the Company pursuant to this Section 1.5(b)(i) shall be made to the Bonus Payment Recipients through the Company’s payroll system on the Closing Date (or, if such payments cannot be made through the Company’s payroll system on the Closing Date, the first reasonably practicable day following the Closing Date on which such payments can be made through the Company’s payroll system).

(ii) At the Closing, Holdco shall issue to each Bonus Payment Recipient (from, and not in addition to, the Distributable Closing Date Merger Consideration Shares) an amount of Closing Date Bonus Payments Shares to which such Bonus Payment Recipient is entitled to receive pursuant to the terms of the Bonus Plan and such Bonus Payment Recipient’s Bonus Award Agreement (less any reduction of Closing Date Bonus Payments Shares to satisfy any Required Withholding Amounts with respect to such Bonus Payment Recipient).

(c) Conversion of Shares of Company Common Stock. Other than any shares of Company Common Stock to be canceled pursuant to Section 1.5(f), each of the shares of Company Common Stock issued and outstanding immediately prior to the Transaction Effective Time (“Outstanding Shares of Company Common Stock”), will be canceled at the Transaction Effective Time and the rights pertaining thereto will be automatically converted (subject to Sections 1.5(g) and 1.5(h)) into the following Merger Consideration:

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(i) an amount of cash equal to Per Share Closing Date Merger Consideration Cash; plus

(ii) an amount of Holdco Shares equal to the Per Share Closing Date Merger Consideration Shares; plus

(iii) the right to receive a Pro Rata Share of (A) subject to the provisions of Section 1.5(e), the amount of any Sellers Positive Amount pursuant to Section 1.5(e)(v), (B) subject to the provisions of Section 1.12 and Section 1.15, any portion of the Administrative Expense Amount released by the Representative for distribution to the Sellers pursuant to Section 1.15, and (C) subject to the provisions of Section 1.5(e), Section 1.10 and Section 1.12, any portion of the Escrow Amount released by the Escrow Agent and distributed to the Sellers pursuant to either of the Escrow Agreements and this Agreement (the amounts described in the foregoing clauses (A), (B) and (C), collectively, the “Additional Merger Consideration”).

The number of Holdco Shares issued at Closing and cash paid at Closing pursuant to this Section 1.5(c) to Stockholders who are entitled to dissenter rights under applicable Legal Requirements, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to the shares of Company Common Stock owned by such Stockholders in accordance with applicable Legal Requirements (“Dissenting Shares”) shall not be issued and paid, as applicable, to such Stockholders.

(d) Treatment of Company Stock Options.

(i) Each Company Stock Option (including any Underwater Options) held by an Optionholder that is outstanding immediately prior to the Transaction Effective Time, whether or not then vested or exercisable, shall be deemed cancelled at and as of the Closing pursuant to the terms of the applicable option award agreement and the Equity Incentive Plan, and in exchange therefor, the Optionholder that holds such Company Stock Option shall be entitled to receive the amounts (if any) set forth in clauses (ii) and (iii) of this Section 1.5(d).

(ii) As of the Transaction Effective Time, each Optionholder shall be entitled to receive, for each share of Company Common Stock issuable upon exercise of such Optionholder’s Company Stock Options, the following:

(A) an amount of cash equal to (less any applicable Required Withholding Amounts with respect to such Optionholder) the product of (x) an amount equal to (I) the Per Share Closing Date Merger Consideration, minus (II) the exercise price per share of Company Common Stock applicable to such Company Stock Options, and (y) the Cash Percentage, and

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(B) an amount of Holdco Shares equal to (less any reduction of Holdco Shares to satisfy any Required Withholding Amounts with respect to such Optionholder) the quotient obtained by dividing (1) an amount equal to the product of (x) an amount equal to (I) the Per Share Closing Date Merger Consideration, minus (II) the exercise price per share of Company Common Stock of such Company Stock Options, and (y) the Stock Percentage, by (2) the Stated Price;

provided, however, that if the Aggregate Per Share Closing Date Merger Consideration is less than or equal to the exercise price per share of Company Common Stock for any of the Company Stock Options, such Company Stock Options shall be deemed to have been cancelled and no longer outstanding immediately prior to the Closing, and the Optionholder that owns such Company Stock Options shall receive no distributions in respect of such Company Stock Options pursuant to this Agreement and the Aggregate Per Share Closing Date Merger Consideration shall be re-calculated excluding the exercise price per share of Company Common Stock for such Company Stock Options and the number of shares of Company Common Stock issuable upon exercise of such Company Stock Options from such calculation, and such re-calculation shall be repeated until there are no Company Stock Options for which the Aggregate Per Share Closing Date Merger Consideration exceeds the exercise price per share of Company Common Stock for such Company Stock Options (such Company Stock Options, collectively, “Underwater Options”).

For the avoidance of doubt, amounts paid pursuant to this Section 1.5(d)(ii) shall be included within, and not in addition to, the Closing Date Merger Consideration.

(iii) Following the Transaction Effective Time, each Optionholder that is a Participating Optionholder shall also have the right to receive (subject to the provisions of Section 1.5(e), Section 1.10, Section 1.12 and Section 1.15), from time to time, (x) such Participating Optionholder’s Pro Rata Share of any Additional Merger Consideration distributed to the Sellers, minus (y) any applicable Required Withholding Amounts with respect to such Participating Optionholder.

(e) Adjustments to Merger Consideration.

(i) As soon as practicable after the Closing, but not later than forty-five (45) days after the Closing Date, Surviving Pubco shall deliver to the Representative and the Escrow Agent a statement (the “Adjustment Statement”) showing, in reasonable detail, Surviving Pubco’s calculation of (A) the Closing Date Debt Amount (the “Calculated Closing Date Debt Amount”) and (B) the Closing Date Working Capital (the “Calculated Closing Date Working Capital”), in each case as determined in accordance with this Agreement. For purposes of preparing the Adjustment Statement, no effect shall be given to any new accounting pronouncements that may be issued following the Closing Date. After the date that Surviving Pubco delivers the Adjustment Statement to the Representative and until the completion of the Final Statement, Surviving Pubco shall (and Surviving Pubco shall cause the Surviving Company and its Subsidiaries to) provide the Representative and any accountants (and/or other representatives) of the Representative with access to (and the right to examine and make copies of), at all reasonable times, the properties, books, work papers, records and materials of the Surviving Company, each of its Subsidiaries, Surviving Pubco and its accountants (including, without limitation, all supporting schedules and other materials that show the calculation of each component of the Calculated Closing Date Working Capital and the Calculated Closing Date Debt Amount), and personnel of Surviving Pubco, the Surviving Company and/or any of its Subsidiaries (and Surviving Pubco shall cause such personnel to cooperate and work in good faith with the Representative), for purposes of reviewing the Adjustment Statement, disputing the Adjustment Statement and/or agreeing upon a Final Statement. Surviving Pubco shall provide such access to the Representative (and/or any accountants or other representatives of the Representative), including, at the Representative’s election, by providing to the Representative copies of any books, records, materials and/or work papers requested by the Representative, within two (2) Business Days after the Representative delivers a request to Surviving Pubco for such access, and if such access is not provided to the Representative (and/or any accountants or other representatives of the Representative) within such two (2)-Business Day period, then the 45-day period referred to in Section 1.5(e)(ii) shall be extended by the number of days it takes Surviving Pubco to provide such access in excess of such two (2)-Business Day period.

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(ii) If the Representative disagrees with any aspect of the Adjustment Statement, the Representative shall notify Surviving Pubco of such disagreement in writing (a “Dispute Notice”) specifying any and all items of disagreement (each, an “Item of Dispute”) within forty-five (45) days after the Representative’s receipt of the Adjustment Statement. The Representative and Surviving Pubco shall use their commercially reasonable efforts for a period of fifteen (15) Business Days after the Representative’s delivery of a Dispute Notice (or such longer period as the Parties may mutually agree upon) to resolve all Items of Dispute. If, at the end of such 15-Business Day period, the Representative and Surviving Pubco do not resolve any such Item of Dispute, the Representative and Surviving Pubco shall submit such unresolved Item of Dispute to a mutually acceptable independent accounting firm of recognized national standing to review and resolve each such unresolved Item of Dispute. In the event the Representative and Surviving Pubco cannot agree upon an accounting firm within five (5) Business Days after the end of such 15-Business Day period (or if an accounting firm does not accept the engagement and the Representative and Surviving Pubco cannot agree upon a replacement accounting firm within five (5) Business Days after the accounting firm notifies the Representative and Surviving Pubco that it will not accept the engagement), the Representative and Surviving Pubco shall each submit to their respective accountants the name of an accounting firm (which shall not be either of their respective accounting firms or any other accounting firm which had a material relationship with either the Company or Parent), and the accounting firm shall be selected by lot from these two firms by the respective accountants of the Representative and Surviving Pubco (the accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm”). The Parties shall request that the Accounting Firm render a determination on each Item of Dispute. The Accounting Firm, acting as experts and not as arbitrators, shall determine, in accordance with the Agreed Principles (in the case of the Calculated Closing Date Working Capital) and/or the other applicable terms and provisions of this Agreement, and only with respect to the remaining unresolved Items of Dispute, whether and to what extent, if any, the Adjustment Statement requires adjustment. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item, calculation or other matter greater than the greatest value for such item, calculation or other matter claimed by Surviving Pubco or the Representative or less than the smallest value for such item, calculation or other matter claimed by Surviving Pubco or the Representative, in either case in the Adjustment Statement or the Dispute Notice. The determination by the Accounting Firm shall be set forth in a written statement with a reasonably detailed explanation for such determination, and shall be final, binding and conclusive on the Parties and the Sellers absent fraud, bad faith or manifest error. Any fees and expenses relating to the engagement of the Accounting Firm shall be borne solely by Surviving Pubco.

(iii) The “Final Statement” shall be deemed to be (A) the Adjustment Statement if no Dispute Notice is delivered by the Representative within the 45-day period specified in Section 1.5(e)(ii) (as such period may be extended pursuant to Section 1.5(e)(i)), (B) the Adjustment Statement if the Representative notifies Surviving Pubco in writing that the Representative agrees with the Adjustment Statement in its entirety at any time during the 45-day period specified in Section 1.5(e)(ii) (as such period may be extended pursuant to Section 1.5(e)(i)), or (C) if a Dispute Notice is delivered by the Representative within the 45-day period specified in Section 1.5(e)(ii) (as such period may be extended pursuant to Section 1.5(e)(i)), the Adjustment Statement as adjusted by (x) the written agreement of the Representative and Surviving Pubco and/or (y) the written statement of the Accounting Firm. The Final Statement shall be final and binding on the Surviving Pubco, the Surviving Company, the Representative and the Sellers.

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(iv) Within five (5) Business Days after the date that the Adjustment Statement becomes the Final Statement in accordance with Section 1.5(e)(iii), the Closing Date Merger Consideration shall be adjusted (if required) as follows:

(A) if the Working Capital Adjustment Amount is greater than zero (0), then the Closing Date Merger Consideration shall be adjusted upward in an amount equal to the Working Capital Adjustment Amount;

(B) if the Working Capital Adjustment Amount is less than zero (0), then the Closing Date Merger Consideration shall be adjusted downward in an amount equal to the Working Capital Adjustment Amount;

(C) if the Calculated Closing Date Debt Amount as set forth in the Final Statement is greater than the Estimated Closing Date Debt Amount as set forth in the Closing Statement, then the Closing Date Merger Consideration shall be adjusted downward in an amount equal to the difference between the Calculated Closing Date Debt Amount as set forth in the Final Statement and the Estimated Closing Date Debt Amount as set forth in the Closing Statement; and

(D) if the Estimated Closing Date Debt Amount as set forth in the Closing Statement is greater than the Calculated Closing Date Debt Amount as set forth in the Final Statement, then the Closing Date Merger Consideration shall be adjusted upward in an amount equal to the difference between the Estimated Closing Date Debt Amount as set forth in the Closing Statement and the Calculated Closing Date Debt Amount as set forth in the Final Statement.

All adjustments set forth in this Section 1.5(e)(iv) shall be netted against each other. The date the Closing Date Merger Consideration is adjusted as set forth above in this Section 1.5(e)(iv) is referred to herein as the “Final Determination Date”.

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(v) If the Final Merger Consideration exceeds the Closing Date Merger Consideration (such difference, the “Positive Amount”), then, Surviving Pubco shall pay the Positive Amount in cash as follows: (A) a portion of the Positive Amount equal to the aggregate amount of Bonus Payments owed to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements on account of the payment of the Positive Amount (such amount, the “Bonus Payment Recipient Positive Amount” and the remaining portion of the Positive Amount, the “Sellers Positive Amount”) shall be paid to the Bonus Payment Recipients (provided, that the portion of the Bonus Payment Recipient Positive Amount actually paid to any Bonus Payment Recipient shall be net of the Required Withholding Amounts with respect to such Bonus Payment Recipient), (B) a portion of the Sellers Positive Amount equal to the product of (1) the Sellers Positive Amount and (2) the aggregate Pro Rata Shares of the Stockholders shall be paid to the Exchange Agent, as agent for the Stockholders, by wire transfer of immediately available funds in accordance with the wire transfer instructions for the Exchange Agent set forth in the Exchange Agent Agreement, and the Exchange Agent will promptly distribute such amount to the Stockholders such that the Stockholders receive their respective Pro Rata Shares of the Sellers Positive Amount (provided, that Parent shall pay directly to any Specified Stockholder such Specified Stockholder’s Pro Rata Share of the Sellers Positive Amount), and (C) each of the Participating Optionholders shall be paid a portion of the Sellers Positive Amount equal to the product of (1) the Sellers Positive Amount and (2) such Optionholder’s Pro Rata Share (provided, that the portion of the Sellers Positive Amount actually paid to any Participating Optionholder shall be net of the Required Withholding Amounts with respect to such Participating Optionholder). Surviving Pubco, the Surviving Company and their respective Subsidiaries shall be jointly and severally liable for the payment of the Positive Amount required to be made by Surviving Pubco pursuant to this Section 1.5(e)(v). In addition, if the Final Merger Consideration exceeds the Closing Date Merger Consideration, the Representative and Surviving Pubco shall execute and deliver to the Escrow Agent a joint letter instructing the Escrow Agent to promptly pay the Adjustment Escrow Cash to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), all in accordance with the terms of the Adjustment Escrow Agreement.

(vi) If the Closing Date Merger Consideration exceeds the Final Merger Consideration, the Representative and Surviving Pubco shall execute and deliver to the Escrow Agent a joint letter instructing the Escrow Agent to promptly pay, in accordance with the terms of the Adjustment Escrow Agreement, the amount of such difference (the “Negative Amount”) to Surviving Pubco from the Adjustment Escrow Account, and Surviving Pubco shall not be entitled to receive any portion of the Negative Amount that exceeds the Adjustment Escrow Cash. In no event shall Surviving Pubco be entitled to receive all or any portion of the Negative Amount from the Representative, any of the Sellers or any of the Bonus Payment Recipients, or to bring or pursue any claim directly or personally against the Representative, any of the Sellers or any of the Bonus Payment Recipients in respect of all or any portion of the Negative Amount. If the Adjustment Escrow Cash exceeds the Negative Amount, the Representative and Surviving Pubco shall execute and deliver to the Escrow Agent a joint letter instructing the Escrow Agent to promptly pay the difference between the Adjustment Escrow Cash and the Negative Amount to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), all in accordance with the terms of the Adjustment Escrow Agreement.

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(vii) All payments and delivery of joint letters to the Escrow Agent required to be made pursuant to Section 1.5(e)(v) and Section 1.5(e)(vi) shall be made on the Final Determination Date.

(f) Cancellation of Treasury and Parent-Owned Shares. Each share of Company Common Stock owned by Parent, Holdco, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Transaction Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(g) Adjustments to Exchange Ratios. The number of Holdco Shares issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Shares or ordinary shares, par value $0.0001 per share, of Parent (“Parent Ordinary Shares”)), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Shares or Parent Ordinary Shares occurring on or after the date hereof but at or prior to the Transaction Effective Time. Nothing in this Section 1.5(g) shall amend, change, supersede or otherwise alter the obligations of Parent, Holdco and Merger Sub under Section 4.2.

(h) Fractional Shares. No fraction of a Holdco Share will be issued by virtue of the Mergers, and each holder of Parent Ordinary Shares or shares of Company Common Stock, each Participating Optionholder and each Bonus Payment Recipient who would otherwise be entitled to a fraction of a Holdco Share any time Holdco Shares are distributed to any such Person pursuant to this Agreement or the Escrow Agreements (after aggregating all fractional Holdco Shares that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6 (in the case of the Stockholders), receive from Holdco, in lieu of such fractional share, one (1) Holdco Share.

1.6 Merger Consideration Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the distribution of the Merger Consideration to be distributed in the Transaction Merger to the Stockholders pursuant to an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (the “Exchange Agent Agreement”). It is hereby acknowledged and agreed by the Company that Continental Stock Transfer & Trust Company (“Continental”) is acceptable as Exchange Agent.

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(b) As soon as reasonably practicable after the Transaction Effective Time, the Exchange Agent and Surviving Pubco shall deliver to each Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Surviving Pubco and the Company (the “Letter of Transmittal”) to be completed and executed by such Stockholder to receive such Stockholder’s portion of the Merger Consideration to which such Stockholder is entitled to receive as contemplated by Section 1.5. The Letter of Transmittal will contain, among other things, (i) customary representations of each Stockholder relating to (as applicable for Stockholders that are individuals) existence, power and authority, due authorization, due execution, enforceability and ownership of the shares of Company Common Stock owned by such Stockholder, (ii) the appointment of the Representative pursuant to this Agreement, (iii) an agreement to be bound by the indemnification provisions set forth in Article VII hereof and (iv) a general release of claims by each Stockholder in favor of the Released Parties on the same terms as set forth in Section 10.15 (it being understood and agreed that such release is an integral part of the transactions contemplated by this Agreement and is a material inducement to Parent’s, Holdco’s and Merger Sub’s entering into this Agreement, and is being provided by each such Stockholder in consideration for the substantial direct and indirect benefits to be received by such Stockholder as a result of such transactions). Upon delivery to the Exchange Agent of a validly executed and delivered Letter of Transmittal, the Exchange Agent shall (x) issue to the applicable Stockholder (or its designee) the number of Holdco Shares to which such Stockholder is entitled under Section 1.5(c)(ii), (y) distribute to the applicable Stockholder (or its designee) an amount of cash to which such Stockholder is entitled under Section 1.5(c)(i) and (z) if the adjustments provided for therein have been fully completed by such date, an amount of cash to which such Stockholder is entitled to receive under Section 1.5(e) (it being understood and agreed that such Stockholder shall also be entitled to receive all other Additional Merger Consideration to which it is entitled to receive pursuant to Section 1.5(c)(iii) hereof at the times set forth herein).

(c) If payment of Merger Consideration in respect of a Stockholder is to be made to a recipient other than the Person in whose name shares of Company Common Stock are registered, it shall be a condition of payment that the Person requesting such payment must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of Surviving Pubco that the Tax has been paid or is not applicable.

(d) On the date that is twelve (12) months after the Closing Date, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any portion of the Merger Consideration deposited with the Exchange Agent by Holdco that remains undistributed to the Stockholders pursuant to instructions provided to the Exchange Agent by the Surviving Pubco at such time, unless required otherwise by applicable Legal Requirements. Thereafter, any Stockholders who have not complied with the provisions of this Agreement for receiving their portion of the Merger Consideration from the Exchange Agent shall look only to the Surviving Pubco for such amounts, without any interest or dividends thereon.

(e) Anything herein to the contrary notwithstanding, any Stockholder that has properly completed, executed and delivered to the Exchange Agent a Letter of Transmittal and all other documentation required by the Letter of Transmittal prior to or on the Closing Date shall be entitled to receive directly from Surviving Pubco, and Surviving Pubco shall deliver directly to such Stockholder (each, a “Specified Stockholder”), in accordance with the delivery and payment instructions set forth in such Specified Stockholder’s Letter of Transmittal, the portion of the Merger Consideration which such Specified Stockholder is entitled to receive.

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1.7 No Distributions Until Delivery of Letter of Transmittal. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Shares with a record date on or after the Closing Date will be paid to Stockholders that have not yet completed, executed and delivered to the Exchange Agent a Letter of Transmittal until such Stockholder completes, executes and delivers to the Exchange Agent a Letter of Transmittal. Subject to applicable Legal Requirements, following the completion, execution and delivery to the Exchange Agent of a Letter of Transmittal by a Stockholder, Holdco shall promptly deliver to such Stockholder (or its designee identified in such Letter of Transmittal), without interest, the Holdco Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date on or after the Closing Date theretofore paid with respect to Holdco Shares.

1.8 [Reserved].

1.9 Conversion of Parent Securities.

(a) Subject to the terms and conditions of this Agreement, and as more particularly set out in the Plan of Merger, the following shall occur in the Redomestication Merger:

(i) Each Parent Ordinary Share issued and outstanding immediately prior to the Redomestication Effective Time will be automatically converted at the Redomestication Effective Time (subject to Sections 1.5(g) and 1.5(h)) into one Holdco Share and the holders thereof shall cease to have any further rights as holders of Parent Ordinary Shares. Each certificate that evidenced Parent Ordinary Shares immediately prior to the Redomestication Effective Time (“Parent Ordinary Share Certificate”) shall entitle the holder thereof to the applicable number of Holdco Shares into which the Parent Ordinary Shares evidenced by such Parent Ordinary Share Certificate is convertible in accordance with this Section 1.9(a)(i); provided, however, that each Parent Ordinary Share Certificate owned by holders who have validly elected to receive a portion of the proceeds held in the Trust Fund shall entitle the holder thereof to receive only such portion of the Trust Fund as provided for in Parent’s Charter Documents.

(ii) Each right of Parent that entitles the holder thereof to acquire one-seventh of one Parent Ordinary Share (each, a “Parent Right” and, collectively, “Parent Rights”) that is issued and outstanding immediately prior to the Redomestication Effective Time, will be automatically converted at the Redomestication Effective Time (subject to Sections 1.5(g) and 1.5(h)) into one-seventh of one Holdco Share and the holders thereof shall cease to have any further rights as holders of Parent Rights. Each certificate that evidenced Parent Rights immediately prior to the Redomestication Effective Time (a “Parent Right Certificate”) shall entitle the holder thereof to the applicable number of Holdco Shares into which the Parent Rights evidenced by such Parent Right Certificate is convertible in accordance with this Section 1.9(a)(ii).

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(iii) Each Parent Ordinary Share and each Parent Right held by Parent, Holdco, Merger Sub or the Company immediately prior to the Redomestication Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

1.10 Escrow Agreements.

(a) As the sole and exclusive remedy (subject to such limited exceptions as to the sole and exclusive nature of the remedies with respect to Surviving Claims, as expressly set forth in Article VII) for amounts (if any) owed to Parent Indemnified Parties pursuant to Section 7.1, an aggregate of $4,250,000 of cash to be paid as part of the Closing Date Merger Consideration Cash (the “Indemnity Escrow Cash”) and 142,857 of the Holdco Shares to be issued as part of the Closing Date Merger Consideration Shares (the “Indemnity Escrow Shares” and together with the Indemnity Escrow Cash, the “Indemnity Escrow Fund”) shall be deposited in escrow (the “Indemnity Escrow Account”), which, upon release from the Indemnity Escrow Account, shall be paid to (i) the Bonus Payment Recipients (in an amount equal to the aggregate amount of Bonus Payments owed to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements on account of the payment of the portion of the Indemnity Escrow Fund to be released) and (ii) the Sellers (in an amount equal to the portion of the Indemnity Escrow Fund to be released less such portion that is paid to the Bonus Payment Recipients) in accordance with their respective Pro Rata Shares, in each case, pursuant to the terms and conditions of the escrow agreement to be entered into at the Closing between Holdco, the Representative, the Committee and Continental (or such other Person as may be agreed by Holdco and the Representative), as escrow agent (“Escrow Agent”), in form and substance reasonably acceptable to the Company and Parent (the “Indemnity Escrow Agreement”). For purposes of Article VII, the Indemnity Escrow Shares shall be deemed to have a value equal to the Stated Price per share and the amount of any payment made from the Indemnity Escrow Fund that is in the form of Indemnity Escrow Shares shall be calculated based on such value per share.

(b) As the sole and exclusive remedy for amounts (if any) owed to Surviving Pubco pursuant to Section 1.5(e)(vi), an aggregate of $2,000,000 in cash to be paid as part of the Closing Date Merger Consideration Cash (the “Adjustment Escrow Cash” and, together with the Indemnity Escrow Fund, the “Escrow Amount”) shall be deposited in escrow (the “Adjustment Escrow Account” and, together with the Indemnity Escrow Account, the “Escrow Accounts”), which, upon release from the Adjustment Escrow Account, shall be paid to (i) the Bonus Payment Recipients (in an amount equal to the aggregate amount of Bonus Payments owed to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements on account of the payment of the portion of the Adjustment Escrow Cash to be released) and (ii) the Sellers (in an amount equal to the portion of the Adjustment Escrow Cash to be released less such portion that is paid to the Bonus Payment Recipients) in accordance with their respective Pro Rata Shares, in each case, pursuant to the terms and conditions of the escrow agreement to be entered into at the Closing between Holdco, the Representative, the Committee and the Escrow Agent, in form and substance reasonably acceptable to the Company and Parent (the “Adjustment Escrow Agreement” and together with the Indemnity Escrow Agreement, the “Escrow Agreements”).

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1.11 Committee.

(a) Holdco Committee. Prior to the Closing, the Board of Directors of Holdco shall appoint a committee consisting of one or more of its then members to act on behalf of Surviving Pubco to take all necessary actions and make all decisions on behalf of Surviving Pubco pursuant to the Escrow Agreements. In the event of a vacancy in such committee, the board of directors of Holdco or, after the consummation of the Mergers, a majority of those Persons who served on Holdco’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Holdco and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in the Escrow Agreements.

1.12 Representative.

(a) By virtue of the approval and adoption of this Agreement, the Transaction Merger and the transactions contemplated hereby by the requisite consent of the holders of shares of Company Common Stock, each of the Stockholders shall be deemed to have irrevocably authorized, directed and appointed Wayzata Opportunities Fund II, L.P. (the “Representative”) as its agent, proxy, attorney-in-fact and representative for such Stockholder under this Agreement and all of the other Transaction Documents to take such action on behalf of such Stockholder, and to exercise such rights, powers and authority, as are authorized, delegated and granted to the Representative pursuant to this Agreement or any of the other Transaction Documents, or as the Representative shall deem necessary, appropriate, advisable or desirable in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, including, without limitation, the power to (i) execute and deliver all amendments and waivers to this Agreement and the other Transaction Documents that the Representative deems necessary or appropriate, (ii) execute and deliver all other amendments and waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive funds, make payments of funds, and give receipts for funds, (iv) make disputes regarding, and to agree to, adjustments to the Merger Consideration, (v) engage and retain advisors and consultants with respect to the transactions contemplated by this Agreement and the other Transaction Documents or any disputes or other controversies arising out of any thereof or the subject matter thereof, (vi) act on behalf of the Stockholders and/or the Optionholders in any litigation, arbitration or other proceeding involving this Agreement or any other Transaction Document (including any proceeding to enforce this Agreement), (vii) act for the Stockholders and/or the Optionholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise or settle any indemnity claim and to transact matters of litigation, (viii) deal with the Administrative Expense Account in accordance with Section 1.15, (ix) distribute any portion of the Administrative Expense Amount to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders, and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), (x) determine whether the conditions to Closing set forth in Article VI have been satisfied and supervise the Closing, including the right to waive any condition, as determined by the Representative in its sole discretion, (xi) terminate this Agreement pursuant to Article VIII, (xii) elect, on behalf of the Stockholders and/or Participating Optionholders, in connection with any distribution of the Indemnity Escrow Fund from the Indemnity Escrow Account to Holdco or any of the other Parent Indemnified Parties in accordance with the terms of the Indemnity Escrow Agreement, to substitute any amount of Indemnity Escrow Shares to be so distributed by the Escrow Agent with cash (any such cash, “Substituted Cash”), including cash from the Administrative Expense Account and (xiii) do or refrain from doing any further act or deed on behalf of the Stockholders and/or the Optionholders that the Representative deems necessary, appropriate, advisable or desirable in its sole discretion relating to the subject matter of this Agreement or any of the other Transaction Documents as fully and completely as the Stockholders and/or the Optionholders could do if personally present.

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(b) If the Person serving as the Representative ceases to serve in such capacity, for any reason, the Majority Stockholders shall promptly select a replacement Representative. Such Person or replacement is intended to be the “Representative” referred to herein and all other Transaction Documents. All decisions and actions by the Representative shall be binding upon all of the Stockholders and/or the Optionholders, and no Stockholder and/or the Optionholder shall have the right to object, dissent, protest or otherwise contest the same. Parent, Holdco and Merger Sub shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination and payment of the Merger Consideration and any other actions required or permitted to be taken by the Representative hereunder, and no party hereunder or any Stockholder and/or the Optionholder shall have any cause of action against Parent, Holdco or Merger Sub for any action taken by Parent, Holdco or Merger Sub in reliance upon the written instructions or decisions of the Representative. The provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest sufficient in law to support an irrevocable power, shall survive the death, incompetency, disability, incapacity, merger, consolidation, liquidation, bankruptcy, insolvency or dissolution of any Stockholder and/or the Optionholder, and shall be enforceable notwithstanding any rights or remedies that any Stockholder and/or the Optionholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 1.12 shall be binding upon the heirs, legal representatives, successors and assigns of each Stockholder and each Optionholder, and any references in this Agreement to a Stockholder or Optionholder shall mean and include the successors to the rights of the Stockholders and Optionholders (as applicable) hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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(c) By virtue of the approval and adoption of this Agreement, the Transaction Merger and the transactions contemplated hereby by the requisite consent of the holders of shares of Company Common Stock, each of the Stockholders shall be deemed to have agreed that (i) the Representative shall not be liable to the Stockholders or the Optionholders for any actions taken or omitted to be taken by the Representative under or in connection with this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (including, without limitation, any liability for losses resulting from investment of the Administrative Expense Amount or otherwise dealing with the Administrative Expense Amount); (ii) the Representative will be entitled to reimbursement from the Sellers for its reasonable out-of-pocket fees and expenses in the performance of its obligations as Representative (it being understood and agreed that the Representative will be entitled to receive such reimbursement (without limiting the right of the Representative to pursue any Seller individually for any such reimbursement) (x) directly from the Administrative Expense Account (to the extent of any funds therein) at any time the Representative shall so elect and/or (y) from any Escrow Account at any time when any portion of the Escrow Amount is to be distributed to the Sellers, and the Representative is hereby authorized and empowered to apply any portion of the Administrative Expense Amount and/or to direct the Escrow Agent to release any applicable portion of the Escrow Amount to satisfy such reimbursement obligations; provided, however, that the obligation of the Sellers to reimburse the Representative shall not be altered, impaired, reduced or otherwise diminished if the Administrative Expense Amount and/or the Escrow Amount so distributed is insufficient to reimburse the Representative in full or if the Representative elects not to receive such reimbursement from the Administrative Expense Amount and/or the Escrow Amount); (iii) the Representative shall not owe any fiduciary duty or have any fiduciary responsibility or other obligation or duty of trust to any of the Stockholders, any of the Optionholders, the Company, Parent, Holdco, Merger Sub or any of their respective Affiliates pursuant to this Agreement or any of the other Transaction Documents; and (iv) it shall, jointly and severally with each other Seller, defend, indemnify and hold harmless the Representative and its Affiliates (which shall not include the Company or any of its Subsidiaries for purposes of this Section 1.12(c)) and each of their respective officers, directors, managers, employees, stockholders, members, partners, employers, advisors, attorneys, owners, agents and representatives from and against all expenses (including fees and expenses of counsel), losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, asserted, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative, regulatory or investigative, based on, arising out of or relating to the fact that such Person is or was a Representative hereunder (or is or was an Affiliate of the Representative, or an officer, director, manager, employee, stockholder, member, partner, employer, advisor, attorney, owner, agent or representative of the Representative or any such Affiliate) or arising out of acts or omissions of such Person in such capacity (including in respect of acts or omissions in connection with this Agreement or any of the other Transaction Documents, and the transactions contemplated hereby or thereby) except for, in any case, the gross negligence or willful misconduct of the Representative as determined by a final and non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that the Representative will be entitled to receive such indemnities (without limiting the right of the Representative to pursue any Seller individually for any such indemnities) (A) directly from the Administrative Expense Account (to the extent of any funds therein) at any time the Representative shall so elect and/or (B) from any Escrow Account at any time when any portion of the Escrow Amount is to be distributed to the Sellers, and the Representative is hereby authorized and empowered to apply any portion of the Administrative Expense Amount and/or to direct the Escrow Agent to release any applicable portion of the Escrow Amount to the Representative to satisfy such indemnification obligations); provided, however, that the obligation of the Sellers to indemnify the Representative shall not be altered, impaired, reduced or otherwise diminished if the Administrative Expense Amount and/or the Escrow Amount so distributed is insufficient to indemnify the Representative in full or if the Representative elects not to receive such indemnification from the Administrative Expense Account and/or any Escrow Account).

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1.13 [Reserved].

1.14 Shares Subject to Appraisal Rights. Notwithstanding Section 1.5 hereof, Dissenting Shares shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares pursuant to the DGCL shall receive payment therefor from Surviving Company in accordance with the DGCL, provided, however, that (i) if any shareholder of the Company who asserts appraisal rights in connection with the Transaction Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for his Dissenting Shares or waived or lost his right to payment for his Dissenting Shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Transaction Effective Time, into a right to receive Merger Consideration as provided in Section 1.5. The Company shall give Holdco prompt notice of any demands for payment received by the Company from a Person asserting appraisal rights, and Holdco shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except in accordance with the DGCL and with the prior written consent of Holdco which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect to any demands for payment received by the Company from a Person asserting appraisal rights.

1.15 Administrative Expense Account.

(a) At the Closing, Holdco shall pay to the Representative an aggregate of $1,500,000 in cash to be paid as part of the Closing Date Merger Consideration Cash (the “Administrative Expense Amount”) and such amount shall be paid by Holdco by wire transfer of immediately available funds into an account designated by the Representative (the “Administrative Expense Account”). The Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Representative shall be permitted to pay, in its sole and absolute discretion, (i) any fees, costs and expenses of the Representative that were incurred in connection with the negotiation, preparation, execution and/or delivery of this Agreement or any of the other Transaction Documents, and/or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents (to the extent not paid at Closing), (ii) any fees, expenses, costs, losses or damages it incurs in performing its duties and obligations under this Agreement, including, without limitation, fees, costs and expenses incurred pursuant to the procedures and provisions set forth in Section 1.5(e) and Article VII, and legal, accounting and consultant fees, expenses and costs for reviewing, analyzing, defending, pursuing and/or prosecuting any claim or process arising under or pursuant to this Agreement or any of the other Transaction Documents and (iii) any amount of Substituted Cash to the Escrow Agent in accordance with Section 1.12(a) and the Indemnity Escrow Agreement. The Representative may, in its sole and absolute discretion, invest and reinvest all or any portion of the Administrative Expense Amount (including any interest earned thereon) in any manner it so determines or, at the sole option of the Representative, it may elect not to invest and/or reinvest all or any portion of the Administrative Expense Amount (including any interest earned thereon).

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(b) At such time, and from time to time, that the Representative determines in its sole and absolute discretion that any portion of the Administrative Expense Amount will not be required for the payment of fees, expenses, costs, losses or damages described in Section 1.15(a), the Representative shall distribute such amount from the Administrative Expense Account (any such amount to be distributed from the Administrative Expense Account being referred to as a “Released Administrative Expense Amount”). On each occasion when any Released Administrative Expense Amount is released by the Representative from the Administrative Expense Account, the Representative shall direct the financial institution which maintains the Administrative Expense Account to distribute such Released Administrative Expense Amount to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), all in the same amounts and in the same manner that such Released Administrative Expense Amount would be distributed to such Persons if such Released Administrative Expense Amount was an Escrow Amount distributed pursuant to the terms of the Escrow Agreement. Nothing in this Section 1.15(b) shall be deemed to relieve, limit, diminish or otherwise reduce or impair the reimbursement and indemnification obligations of the Sellers to the Representative under Section 1.12 or any of the reimbursement or indemnification obligations of Holdco pursuant to Section 7.7.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to Parent, Holdco and Merger Sub, as of the date of this Agreement and as of the Closing Date, as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Company’s Subsidiaries, unless the context clearly otherwise indicates):

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2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders issued by Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in the ordinary course, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Certificate of Incorporation and Bylaws (collectively referred to herein as “Charter Documents” and, (i) with respect to any entity that is a limited liability company, “Charter Documents” shall mean the Certificate of Formation and limited liability company agreement of such entity and (ii) with respect to any Cayman Islands exempted company, “Charter Documents” shall mean the Memorandum of Association and Articles of Association of such entity) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company is not in violation of any provision of its Certificate of Incorporation and is not in violation in any material respect with any provision of its Bylaws.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and, to the extent such concept is recognized, is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed to do business as a foreign corporation is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2. The Company owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens, except for Permitted Liens. Except for its Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

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(b) Each Subsidiary of the Company that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in the ordinary course, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents, except for any such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and, to the extent such concept is recognized, is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Subsidiary of the Company is so qualified or licensed to do business as a foreign corporation or foreign limited liability company is listed in Schedule 2.2.

2.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital of the Company consists of 4,500,000 shares of Company Common Stock, of which 3,331,331 shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than the shares of Company Common Stock and except as set forth in the Company’s Charter Documents, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the shareholders of the Company and the number of shares of Company Common Stock owned by each shareholder as of October 17, 2017, as set forth in the stock ledger provided to the Company by its stock transfer agent.

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(b) Except as set forth in Schedule 2.3(b) hereto, as of the date of this Agreement, no shares of Company Common Stock are reserved by the Company for issuance upon the exercise of outstanding Company Stock Options. No shares of Company Common Stock are reserved by the Company for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed on Schedule 2.3(b), there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Transaction Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) in all material respects, all requirements set forth in any applicable Material Company Contracts. The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options.

(c) Except as set forth in Schedule 2.3(c) hereto or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting or transfer of any securities of the Company.

(e) Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as set forth on Schedule 2.3(f), no outstanding shares of Company Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

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2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Transaction Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI, but excluding the Company Stockholder Approval), and no other corporate proceedings on the part of the Company are necessary (other than the Company Stockholder Approval) to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable Legal Requirements and the terms and conditions of this Agreement. The affirmative vote of the Supporting Stockholders to approve this Agreement, the Transaction Merger and the other transactions contemplated by this Agreement will be sufficient to obtain the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties and Weil, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any applicable Legal Requirements to which the Company is subject, (iii) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 2.5(b) have been made or obtained, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, (A) with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and (B) for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights, triggerings, accelerations, increases or other occurrences that occur or happen as a result of matters related to, or actions taken by or at the request or direction of, Parent or its Affiliates.

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(b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party pursuant to a Material Company Contract (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the required waiting period thereunder, (iii) the consents, approvals, authorizations, permits, filings and notifications described in Schedule 2.5(b), and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the Transaction Merger or otherwise prevent the Company from performing its obligations under this Agreement.

2.6 Compliance. Except as set forth in Schedule 2.6, the Company has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, the businesses and activities of the Company have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance by the Company with any applicable Legal Requirements has been received by the Company from any Governmental Entity (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Material Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2016 and 2015 that have been audited by Marcum LLP (the “Audited Financial Statements”), and unaudited draft consolidated financial statements of the Company and its Subsidiaries for the six-month period ended June 30, 2017 that were prepared substantially concurrently with the Audited Financial Statements (the “Unaudited Financial Accounts,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with GAAP as in effect at the time of such preparation applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations and cash flows for the periods indicated; in each case, subject, with respect to the Unaudited Financial Accounts, to the absence of footnotes, to year-end adjustments and as set forth on Schedule 2.7(b).

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(c) The Company has established and maintained a system of internal controls for financial reporting. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP as in effect at the time of such preparation.

(d) Except as set forth in Schedule 2.7(d), or as otherwise noted in the Audited Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Audited Financial Statements (net of allowances for doubtful accounts as reflected thereon) (excluding any such receivable arising from sales between the Company and any of its Subsidiaries or from sales between any Subsidiaries of the Company): (i) arose from bona fide sales transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, (iii) are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in the balance sheet contained therein or reflected in the books and records of the Company, and (iv) are not the subject of any actions or proceedings before a Governmental Entity brought by or on behalf of the Company or any of its Subsidiaries as of the date hereof.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with the Agreed Principles that would, individually or in the aggregate, reasonably be expected to have a material impact on the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Accounts, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the balance sheet included in the Unaudited Financial Accounts (such date, the “Balance Sheet Date”), and (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth on Schedule 2.9, since the Balance Sheet Date until the date of this Agreement there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, the shares of Company Common Stock, or any purchase, redemption or other acquisition by the Company of any shares of Company Common Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of the shares of Company Common Stock, (iv) except as required by any Company Plan, any granting by the Company of any increase in compensation or fringe benefits, except for normal increases in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay, in each case referred to in this clause (iv) with respect to any employee of the Company or any of its Subsidiaries with an aggregate annual base salary of at least $200,000 prior to giving effect to any increases, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice (including licenses for commercially available software) or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) except as may be reflected in the Financial Statements, any material change by the Company in its accounting methods, principles or practices, except as required by changes in GAAP or any applicable Legal Requirement, (vii) except for the engagement of Marcum LLP in connection with the preparation of the Financial Statements, any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business or as may be required by GAAP.

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2.10 Litigation. Except as disclosed in Schedule 2.10 hereto and except in the ordinary course of business, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which, if adversely determined, would reasonably be expected to have a material effect on the Company.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) (other than arrangements that provide for at-will employment and which do not provide for severance benefits) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect for which the Company has liability by reason of being treated as a single employer with the Company in accordance with Section 414 of the Code (individually, a “Company Plan” and, collectively, the “Company Plans”). All Company Plans have been maintained and administered in substantial compliance with their respective terms and any and all statutes, orders, rules and regulations which are applicable to such Company Plans. All liabilities with respect to the Company Plans have been properly reflected in the financial statements and records of the Company except as would not be material individually or in the aggregate. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Company Plan. There are no audits or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Company Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued except as would not be material individually or in the aggregate. The Company has not promised or communicated to employees of the Company any new arrangement which if implemented would be a Company Plan and has not promised or communicated to employees of the Company modification to any Company Plan that would materially increase the costs to the Company of such Company Plan (except to the extent required by applicable Legal Requirements or to conform any such Company Plan to the requirements of any applicable Legal Requirement. Except as disclosed in Schedule 2.11(a), each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Surviving Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

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(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any severance payment, incentive payment or golden parachute to be made by the Company becoming due to any shareholder, director, officer or employee of the Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Company Plan, in each case, other than any of the foregoing that occurs, happens or results from matters related to, or actions taken by or at the request or direction of, Parent or any of its Affiliates.

2.12 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company pursuant to the resolution of any such proceeding that is no longer pending.

(b) Each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in any applicable employment agreement, but in any event not more than ninety (90) days. To the knowledge of the Company, as of the date hereof, none of its officers or key employees intends to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company and such individuals.

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(c) Except as set forth on Schedule 2.12(c), the Company is in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, except for any such non-compliance or liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company’s obligations to provide statutory severance pay to its employees are fully funded or accrued on the Company’s books and records and, to the knowledge of the Company, there is no reasonable circumstance that could give rise to any valid claim by a current or former employee of the Company for compensation on termination of employment (beyond compensation required under applicable Company Plans or the statutory severance pay to which employees are entitled). All material amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, except as would not be material individually or in the aggregate, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment that that it has not complied with in all material respects. Except as set forth on Schedule 2.12(c), there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Except as set forth on Schedule 2.12(d), no employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13 Restrictions on Business Activities. There is no agreement or commitment with, or judgment, injunction, order or decree issued by, a Governmental Entity binding upon the Company or its assets or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the most recent Audited Financial Statements. The Company has good and valid fee simple title to the real property owned by it, and except as set forth in the most recent Audited Financial Statements or on Schedule 2.14(a) hereto, all of such owned real property is held free and clear of (i) all leases and licenses and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Liens. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire or the obligation to sell any interest in real property.

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(b) Schedule 2.14(b) hereto contains a list of all leases of real property to which the Company is a party. The Company has good and valid title to all tangible property and assets that are used in the conduct of the business of the Company (the “Personal Property”), and all such owned Personal Property is in each case held free and clear of all Liens, except for Permitted Liens.

(c) All leases pursuant to which the Company leases from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company, any other party thereto (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights required, in all material respects for the conduct of its business, as it is currently operated, in the ordinary course.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof (taking into account all available extensions). All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company is required by applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iv) To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

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(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

2.16 Environmental Matters. Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company: (a) the Company has complied in all material respects with all applicable Environmental Laws; (b) to the Company’s knowledge, there has been no Release of Hazardous Substances on or at the real properties currently owned or operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) (the “Real Property Assets”) which has resulted in any liability on the part of the Company under any Environmental Law; (c) there are no Hazardous Substances on or at the Real Property Assets that are not being used in compliance with all applicable Environmental Laws; (d) to the Company’s knowledge, there has been no Release of Hazardous Substances on or at any real property formerly owned or operated by the Company, during the period of the Company’s ownership or operation, which has resulted in any liability on the part of the Company under any Environmental Law; (e) to the Company’s knowledge, the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (f) the Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; (g) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) the Company has provided to Parent all material environmental studies, investigations, reports and other similar documents within the Company’s possession related to environmental conditions on or at the Real Property Assets.

2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a listing of all Company Registered Intellectual Property.

(b) To the knowledge of the Company, the Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted in the ordinary course. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property owned by the Company is subject to any material proceeding before any Governmental Entity or outstanding decree, order, judgment or stipulation issued by any Governmental Entity restricting in any manner the use, transfer or licensing thereof by the Company, or which adversely affects the validity, use or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

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(c) Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding (i) licenses and related restrictions granted by the Company in the ordinary course of business, (ii) licenses granted to the Company or by the Company in the ordinary course pursuant to Company Contracts providing for nonexclusive rights to use Registered Intellectual Property and (iii) Permitted Liens).

(d) To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted in the ordinary course, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders and sales orders, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) with any Person (other than the Company or any of its Subsidiaries, and commercial banks, credit unions or other sources of financing for recreational vehicles sold by the Company) who has made, or is reasonably likely to make, payments to the Company or any of its Subsidiaries during the 2017 calendar year in excess of $2.5 million (for purposes of determining whether any such Person has made, or is reasonably likely to make, payments to the Company or any of its Subsidiaries during the 2017 calendar year in excess of $2.5 million, such determination shall be made based on the actual amount of such payments made by such Person to the Company or any of its Subsidiaries during the period commencing on January 1, 2017 and ending on August 31, 2017, expressed on an annualized basis) or (B) with any Person (other than the Company or any of its Subsidiaries, commercial banks, stock transfer agents, Governmental Entities, insurance companies and landlords) to whom the Company or any of its Subsidiaries has made, or is reasonably likely to make, payments to such Person (which shall include payments made by the lender under the Floor Plan Credit Agreement Documents to such Person on behalf of the Company or any of its Subsidiaries) during the 2017 calendar year in excess of $5.0 million (for purposes of determining whether the Company or any of its Subsidiaries has made, or is reasonably likely to make, payments to such Person during the 2017 calendar year in excess of $5.0 million, such determination shall be made based on the actual amount of such payments made by the Company or any of its Subsidiaries to such Person during the period commencing on January 1, 2017 and ending on August 31, 2017, expressed on an annualized basis), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

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(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any of the Company’s officers, directors, shareholders, employees or holders of derivative securities issued by the Company (other than advances to employees of the Company for travel and business expenses);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company from any of the Company’s officers, directors, shareholders, employees or holders of derivative securities issued by the Company;

(iii) any guaranty, direct or indirect, by the Company, of any obligation for any borrowing of money, excluding endorsements made for collection in the ordinary course of business;

(iv) any written Company Contract of employment or management that provides for an annual base salary in excess of $200,000;

(v) any Company Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(viii) any collective bargaining agreement with any labor union;

(ix) any Company Contract granting or purporting to grant any interest (including, without limitation, a leasehold interest) in real property;

(x) any Company Contract to which any of the Company’s officers, directors or shareholders that hold more than ten percent (10%) of the issued and outstanding shares of Company Common Stock (each, an “Insider”) is a party (other than a Company Contract that would constitute a Company Plan); and

(xi) any written offer or proposal which, if accepted, would constitute any of the foregoing.

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(b) Each Material Company Contract is in full force and effect (other than any Material Company Contract that has expired or has terminated in accordance with its terms or that has been terminated not in violation of this Agreement) and, to the extent in full force and effect, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore delivered or made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19 and assuming that all consents, approvals, notices and disclosures described on Schedule 2.5(b) are obtained or made (as applicable), neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which (in any such case), individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The coverages provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company of its business (as presently conducted), except for any Governmental Actions/Filings the failure of which to have been granted to, held by or made by the Company would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True, complete and correct copies of each such Governmental Actions/Filing has heretofore been delivered or made available to Parent. Each such Governmental Actions/Filing is in full force and effect and the Company is in substantial compliance with all of its obligations with respect thereto, except for any such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect upon the Company. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

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(b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is materially consistent with current practice.

2.22 Interested Party Transactions. Except as set forth in Schedule 2.22 hereto, no employee, officer, director or shareholder of the Company or a member of his or her immediate family is liable to the Company for any borrowed money, nor is the Company liable to any such Person for any borrowed money (or committed to make loans to, or guarantee credit for the benefit of, any such Person), other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, (iii) for other employee benefits made generally available to all employees, (iv) obligations under any employment agreement with any such Person and (v) pursuant to a Company Plan (including with respect to any Person’s ownership of shares or right to purchase shares of the Company). Except as set forth in Schedule 2.22, to the Company’s knowledge, none of the Insiders has any direct or indirect ownership interest in any Person (other than the Company) that is a party to any Material Company Contract, or in any Person that competes with the Company, except that each Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no Insider or any member of an Insider’s immediate family (with respect to an Insider that is an individual) is, directly or indirectly, financially interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any Company Plan).

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, subject to the Company Stockholder Approval, this Agreement and the transactions contemplated hereby.

2.24 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II (AS MODIFIED BY THE COMPANY SCHEDULE), NEITHER THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY AFFILIATE OF ANY SELLER OR THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, THE COMPANY COMMON STOCK, THE BUSINESS OF THE COMPANY AND ITS SUBSIDAIRIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND THE COMPANY AND THE SELLER HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, OR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, STOCKHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II (AS MODIFIED BY THE COMPANY SCHEDULE), THE COMPANY AND THE SELLERS HEREBY EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, STOCKHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF THE SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES). THE COMPANY AND THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES.

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2.25 Reliance/Acknowledgement. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT, HOLDCO AND MERGER SUB IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE PARENT SCHEDULE): (I) NONE OF PARENT, HOLDCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO PARENT, HOLDCO, MERGER SUB, THE HOLDCO SHARES, THE BUSINESS OF PARENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO PARENT, HOLDCO, MERGER SUB, OR ANY ASSETS OR LIABILITIES OF ANY OF THE FOREGOING; (II) THE COMPANY HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND HEREBY SPECIFICALLY DISCLAIMS RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO THE COMPANY OR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE PARENT, HOLDCO, OR ANY ASSETS OR LIABILITIES OF PARENT OR HOLDCO; AND (III) NONE OF PARENT, HOLDCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY OR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY OF THE FOREGOING MADE IN RESPONSE TO ANY DUE DILIGENCE REQUEST LIST OR MADE DURING ANY DUE DILIGENCE TELEPHONIC OR IN-PERSON MEETINGS), AND NONE OF PARENT, HOLDCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY OR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF, OR ANY SUCH PERSON’S USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent, Holdco and Merger Sub jointly and severally represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows (as used in this Article III, and elsewhere in this Agreement, the term “Parent” includes Parent’s Subsidiaries, unless the context clearly otherwise indicates):

3.1 Organization and Qualification.

(a) Parent is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of Holdco and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Holdco and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent, Holdco and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of each of Parent, Holdco and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company. Neither Parent, Holdco nor Merger Sub is in violation of any of the provisions of its Charter Documents.

(b) Each of Parent, Holdco and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each jurisdiction in which Parent, Holdco or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b)

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3.2 Subsidiaries.

(a) Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities other than Holdco and Merger Sub. Parent owns all of the outstanding equity securities of Holdco and Holdco owns all of the outstanding equity securities of Merger Sub, in each case free and clear of all Liens. Except for Holdco and Merger Sub, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 Parent Ordinary Shares and 1,000,000 preferred shares, par value $0.0001 per share (“Parent Preferred Shares”). As of the date of this Agreement, there are 4,877,231 Parent Ordinary Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no Parent Preferred Shares issued and outstanding.

(b) Except as set forth in Schedule 3.3(b), (i) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of outstanding options to purchase Parent Ordinary Shares or Parent Preferred Shares granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Ordinary Shares or Parent Preferred Shares (“Parent Warrants”) and there are no outstanding Parent Warrants; (iii) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of any outstanding Parent Rights and there are no outstanding Parent Rights; and (iv) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the conversion of the Parent Preferred Shares or any outstanding notes, debentures or other securities that are convertible into, or exercisable or exchangeable for, Parent Ordinary Shares or Parent Preferred Shares (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All Parent Ordinary Shares and Parent Preferred Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Parent Ordinary Shares, Parent Warrants, Parent Rights and Parent Convertible Securities have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements and regulations, and (y) all requirements set forth in any applicable Material Parent Contract. Parent has heretofore delivered to Parent true, complete and accurate copies of the Parent Warrants, the Parent Rights and the Parent Convertible Securities, including any and all documents and agreements relating thereto.

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(c) Except as set forth in Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Holdco is a party or by which it is bound obligating Parent or Holdco to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Holdco or obligating Parent or Holdco to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Holdco is a party or by which Parent or Holdco is bound with respect to any equity security of any class of Parent or Holdco.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, rights or other securities of Parent or Holdco are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Parent or Holdco accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as set forth in Schedule 3.3(f), no outstanding Parent Ordinary Shares or Holdco Shares are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Holdco.

(g) The Holdco Shares to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be issued in compliance with (A) Holdco’s Charter Documents, (B) all applicable Legal Requirements, and (C) all requirements set forth in any applicable Material Parent Contracts, and (iii) not be subject to preemptive rights of any other stockholder of Parent and will effectively vest in the applicable Seller and/or Bonus Payment Recipient title to all such securities, free and clear of all Liens.

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(h) As of the date of this Agreement, the authorized capital stock of Holdco consists of 100,000,000 Holdco Shares and 5,000,000 preferred shares, par value $0.0001 per share (“Holdco Preferred Shares”). As of the date of this Agreement, there are 10 Holdco Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by Parent free and clear of all Liens, and no Holdco Preferred Shares are issued and outstanding. As of immediately after the Transaction Effective Time, after giving effect to the transactions contemplated by this Agreement and the PIPE Investment, the authorized capital stock of Holdco shall consist of 100,000,000 Holdco Shares and 5,000,000 Holdco Preferred Shares, of which 600,000 shares will be designated as Series A Preferred Shares (“Series A Shares”). As of immediately after the Transaction Effective Time, after giving effect to the transactions contemplated by this Agreement and the PIPE Investment and assuming that no holder of Parent Ordinary Shares elects to require Parent to repurchase such holder’s Parent Ordinary Shares (or otherwise elects to convert such holder’s Parent Ordinary Shares into cash) in connection with either of the Mergers (or the approval thereof) or the extension being sought by Parent as described in Section 3.26 hereof, each pursuant to Parent’s Charter Documents, the equity capitalization of Holdco will be as set forth on Schedule 3.3(h), and, except for the authorized number of Holdco Shares and Holdco Preferred Shares described in the immediately preceding sentence and except as set forth on Schedule 3.3(h), there will be no authorized, issued or outstanding shares of capital stock or other equity securities or ownership interests of Holdco or any securities convertible into, or exercisable or exchangeable for, shares of capital stock or other equity securities or ownership interests of Holdco, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests of Holdco or any securities convertible into, or exercisable or exchangeable for, shares of capital stock or other equity securities or other ownership interests of Holdco.

(i) The authorized and outstanding share capital of the Merger Sub is 100 shares of common stock, par value $0.0001 per share. Holdco owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

(j) Holders of not less than 1,310,000 Parent Ordinary Shares that are issued and outstanding on the date of this Agreement are (i) not entitled to elect to require Parent to repurchase such holder’s Parent Ordinary Shares (or otherwise elect to convert such holder’s Parent Ordinary Shares into cash) in connection with either of the Mergers or any other business combination (or the approval of any thereof) pursuant to Parent’s Charter Documents or otherwise and (ii) required to vote such holder’s Parent Ordinary Shares to authorize and approve the Mergers.

3.4 Authority Relative to this Agreement. Each of Parent, Holdco and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each Transaction Document that Parent, Holdco and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s, Holdco’s and Merger Sub’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by Parent, Holdco and Merger Sub and the consummation by Parent, Holdco and Merger Sub of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Parent, Holdco and Merger Sub (including the approval by its respective boards of directors), and no other corporate proceedings on the part of Parent, Holdco or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Holdco and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent, Holdco and Merger Sub, enforceable against Parent, Holdco and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

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3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.5(a), the execution and delivery of this Agreement by Parent, Holdco and Merger Sub do not, and the performance of this Agreement by Parent, Holdco and Merger Sub will not: (i) conflict with or violate Parent’s, Holdco’s or Merger Sub’s respective Charter Documents, (ii) conflict with or violate any applicable Legal Requirements to which Parent, Holdco and Merger Sub is subject, or (iii) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 3.5(b) have been made or obtained, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Holdco’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent, Holdco or Merger Sub pursuant to, any Material Parent Contract, except, (A) with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent and (B) for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights or other occurrences that occur or happen as a result of matters related to, or actions taken by or at the request or direction of, the Company or its Affiliates.

(b) The execution and delivery of this Agreement by Parent, Holdco and Merger Sub do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party pursuant to a Material Parent Contract, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent, Holdco or Merger Sub is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration or termination of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the applicable business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Mergers or otherwise prevent the Parent, Holdco or Merger Sub from performing its obligations under this Agreement.

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3.6 Compliance. Each of Parent, Holdco and Merger Sub has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The businesses and activities of Parent, Holdco and Merger Sub have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. Except as set forth in Schedule 3.6, no written notice of non-compliance by Parent, Holdco or Merger Sub with any applicable Legal Requirements has been received by Parent, Holdco or Merger Sub (and neither Parent, Holdco nor Merger Sub has any knowledge of any such notice delivered to any other Person). Neither Parent, Holdco nor Merger Sub is in violation of any term of any Material Parent Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

3.7 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. To the knowledge of Parent, as of the date hereof, (i) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and its Subsidiaries reflected in the Parent Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting creditors’ rights generally, and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or any of its Subsidiaries as of the date hereof.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, Parent (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP that would, individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Parent, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, (ii) such liabilities arising in the ordinary course of Parent’s business since the date of the balance sheet included in the most recent Parent Financial Statements, and (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement.

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3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of the balance sheet included in the most recent Parent Financial Statements, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or applicable Legal Requirements, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent.

3.10 Litigation. There are no claims, suits, actions, or proceedings pending or to Parent’s, Holdco’s or Merger Sub’s knowledge, threatened against Parent, Holdco or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Except as may be contemplated by the Holdco Plan, neither Parent, Holdco nor Merger Sub maintains, and neither has any liability under any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) (other than arrangements that provide for at-will employment and which do not provide for severance benefits) covering any active or former employee, director or consultant of Parent, Holdco or Merger Sub, or any trade or business (whether or not incorporated) which is under common control with Parent, Holdco or Merger Sub, with respect to which Parent, Holdco or Merger Sub has liability by reason of being treated as a single employer with Parent, Holdco or Merger Sub in accordance with Section 414 of the Code (individually, a “Parent Benefit Plan,” and, collectively, the “Parent Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent, Holdco or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Other than the current officers of Parent, Holdco and Merger Sub set forth on Schedule 3.12 hereto, neither Parent, Holdco nor Merger Sub has ever had any employees. Neither Parent, Holdco nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, Holdco or Merger Sub nor, to the knowledge of Parent, Holdco or Merger Sub, are there any activities or proceedings of any labor union to organize any such employees.

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3.13 Business Activities. Since its organization, neither Parent, Holdco nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Parent’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree issued by a Governmental Entity binding upon Parent, Holdco or Merger Sub or to which Parent, Holdco or Merger Sub is a party with a Governmental Entity which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, Holdco or Merger Sub, any acquisition of property by Parent, Holdco or Merger Sub or the conduct of business by Parent, Holdco or Merger Sub as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Except as set forth in Schedule 3.14, neither Parent, Holdco nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Parent, Holdco or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Each of Parent, Holdco and Merger Sub has timely filed all material Returns required to be filed by Parent, Holdco or Merger Sub with any Tax authority prior to the date hereof (taking into account all available extensions). All such Returns are true, correct and complete in all material respects. Each of Parent, Holdco and Merger Sub has paid all Taxes shown to be due on such Returns.

(b) All material Taxes that Parent, Holdco or Merger Sub is required by applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Neither Parent, Holdco nor Merger Sub has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, Holdco or Merger Sub, nor has Parent, Holdco or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(d) No audit or other examination of any Return of Parent, Holdco or Merger Sub by any Tax authority is presently in progress, nor has Parent, Holdco or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent, Holdco or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent, Holdco, Merger Sub or any representative thereof.

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3.16 Environmental Matters.

(a) Except as disclosed in Schedule 3.16(a) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent: (i) Parent has complied in all material respects with all applicable Environmental Laws; (ii) to Parent’s knowledge, there has been no Release of Hazardous Substances on or at the real properties currently operated by Parent (including soils, groundwater, surface water, air, buildings or other structures) which has resulted in any liability on the part of Parent under any Environmental Law; (iii) to Parent’s knowledge, there has been no Release of Hazardous Substances on or at any real property formerly owned or operated by Parent during the period of Parent’s ownership or operation by Parent which has resulted in any liability on the part of Parent under any Environmental Law; (iv) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) Parent has not been associated with any Release or threat of Release of any Hazardous Substance; (vi) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (vii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) Schedule 3.16(b) sets forth all environmental studies and investigations completed or in process with respect to Parent and/or its Subsidiaries or their respective properties, assets or operations, including all phase reports, that are known to Parent. All such written reports and material documentation relating to any such study or investigation has been provided by Parent to the Company.

3.17 Brokers. Except as set forth in Schedule 3.17, neither Parent, Holdco nor Merger Sub has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Neither Parent, Holdco nor Merger Sub owns, licenses or otherwise has any right, title or interest in any Intellectual Property.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent, Holdco or Merger Sub is a party or by or to which any of the properties or assets of Parent, Holdco or Merger Sub may be bound, subject or affected (“Material Parent Contracts”). All Material Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

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(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Material Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to Parent’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. To Parent’s knowledge, no other party to a Material Parent Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Parent Contracts and all offers and proposals that, if accepted, would constitute Material Parent Contracts (or written summaries in the case of oral Material Parent Contracts or offers or proposals) have been heretofore delivered to the Company or the Company’s counsel.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Parent Contract, and no party to any Material Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

3.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 3.21(a), each of Parent, Holdco and Merger Sub has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by Parent, Holdco and Merger Sub of their respective businesses (as presently conducted, except for any Governmental Actions/Filings the failure of which to have been granted to, held by or made by Parent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, complete and correct copies of each such Governmental Action/Filing has heretofore been delivered or made available to the Company or its counsel. Each such Governmental Actions/Filing is in full force and effect and each of Parent, Holdco and Merger Sub is in substantial compliance with all of its obligations with respect thereto, except for any such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

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(b) Except as set forth in Schedule 3.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by Parent, Holdco or Merger Sub to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is materially consistent with current practice.

3.22 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or shareholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, shareholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.23 Listing of Securities. Parent’s Ordinary Shares, units, rights and warrants are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ANDA”, “ANDAU”, “ANDAR” and “ANDAW”, respectively. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Parent Ordinary Shares or Parent’s units, rights or warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of Parent Ordinary Shares or Parent’s units, rights or warrants under the Exchange Act.

3.24 Board Approval. The board of directors of each of Parent, Holdco and Merger Sub (including any required committee or subgroup of the board of directors of each of Parent, Holdco and Merger Sub) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the shareholders of Parent, Holdco and Merger Sub and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

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3.25 PIPE Investment. Prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed securities purchase agreements, each dated as of October 27, 2017, from the investors party thereto (together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of Holdco for an aggregate purchase price of $88,541,250 in a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). The PIPE Documents are legal, valid and binding obligations of Holdco and, to the knowledge of Parent and Holdco, each other party thereto, enforceable against Holdco and, to the knowledge of Parent and Holdco, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Holdco or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents, and Parent, Holdco and Merger Sub have no reason to believe that Holdco will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Holdco contained in any of the PIPE Documents. None of the PIPE Documents have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and Parent, Holdco and Merger Sub have no reason to believe that any portion of the PIPE Investment contemplated by any of the PIPE Documents will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Investment, other than as set forth in the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent, Holdco or Merger Sub or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Investment that have not been entirely superseded by the PIPE Documents. Parent, Holdco and Merger Sub have fully paid any and all commitment fees or other fees and amounts required by any of the PIPE Documents to be paid on or before the date of this Agreement. Except as set forth on Schedule 3.25, the PIPE Investment constitutes all of the financing required for the payment by Parent, Holdco and Merger Sub of the Merger Consideration and all fees and expenses incurred by Parent, Holdco and Merger Sub in connection with the transactions contemplated by this Agreement and the other Transaction Documents or for which Parent, Holdco or Merger Sub is liable pursuant hereto or thereto (including all Fees and Expenses).

3.26 Trust Fund. As of the date of this Agreement, there is not less than $36,400,000 of cash held in the Trust Fund pursuant to the Trust Agreement, and such amount is held in the Trust Fund free and clear of all Liens other than the rights of the holders of Parent Ordinary Shares (other than holders referred to in Section 3.3(j)) to convert such holder’s Parent Ordinary Shares into such holder’s pro rata share of the Trust Fund in connection with (i) the currently proposed extension of time by which Parent is required to complete a business combination that Parent is seeking to obtain from its shareholders at Parent’s upcoming extraordinary general meeting of shareholders to be held on October 31, 2017 and (ii) the Transaction Merger (or the approval thereof), each pursuant to Parent’s Charter Documents.

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3.27 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT, HOLDCO AND MERGER SUB IN THIS ARTICLE III (AS MODIFIED BY THE PARENT SCHEDULE), NEITHER PARENT, HOLDCO, MERGER SUB, THE COMMITTEE, ANY AFFILIATE OF PARENT, HOLDCO OR MERGER SUB NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, HOLDCO, MERGER SUB, THE PARENT ORDINARY SHARES, THE HOLDCO SHARES, THE BUSINESS OF PARENT AND ITS SUBSIDAIRIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND PARENT, HOLDCO AND MERGER SUB HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY PARENT, HOLDCO, MERGER SUB OR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, STOCKHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT, HOLDCO AND MERGER SUB IN THIS ARTICLE III (AS MODIFIED BY THE PARENT SCHEDULE), PARENT, HOLDCO AND MERGER SUB HEREBY EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY, THE SELLERS ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, STOCKHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES). PARENT, HOLDCO AND MERGER SUB MAKE NO REPRESENTATIONS OR WARRANTIES TO THE COMPANY OR THE SELLERS REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF PARENT AND ITS SUBSIDIARIES.

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3.28 Reliance/Acknowledgement. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, PARENT, HOLDCO AND MERGER SUB ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE II OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY SCHEDULE): (I) NONE OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE COMPANY COMMON STOCK, THE COMPANY STOCK OPTIONS, THE BUSINESS OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OF THE COMPANY OR ANY PART THEREOF; (II) PARENT, HOLDCO AND MERGER SUB HAVE NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND HEREBY SPECIFICALLY DISCLAIM RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OF THE COMPANY OR ANY PART THEREOF; (III) THE COMPANY, THE SUBSIDIARIES OF THE COMPANY AND THE BUSINESS OF THE COMPANY ARE BEING TRANSFERRED “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”; AND (IV) NONE OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY OF THE FOREGOING MADE IN RESPONSE TO ANY DUE DILIGENCE REQUEST LIST OR MADE DURING ANY DUE DILIGENCE TELEPHONIC OR IN-PERSON MEETINGS), AND NONE OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, HOLDCO OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF, OR ANY SUCH PERSON’S USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

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ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the Company or as expressly contemplated by Schedule 4.1 hereto), pay its debts, Taxes and other material obligations when due subject to good faith disputes over such debts, Taxes or other material obligations and subject to the delay in the payment of any of the foregoing that is done in the ordinary course of business, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as (w) required or permitted by the terms of this Agreement, (x) set forth on Schedule 4.1, (y) required by the terms of Company Contracts in existence on the date of this Agreement (including any Company Plan) or (z) required by applicable Legal Requirements, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and each of its Subsidiaries shall not do any of the following:

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(a) waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) (i) grant any material severance or termination pay to any officer of the Company or any employee of the Company, (ii) adopt any new severance plan, or (iii) amend, modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) transfer or license to any Person, or otherwise extend, amend or modify any material rights to, any Company Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Company Intellectual Property;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests of the Company or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Company, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests of the Company or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests of the Company, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, except that the Company shall be permitted to issue shares of Company Common Stock pursuant to the exercise of Company Stock Options;

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(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise materially restrict the Company’s ability to compete or to offer or sell any products or services in the ordinary course of business;

(i) sell, lease, license, encumber (except for Permitted Liens) or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) sales, leases or dispositions of properties or assets that are replaced by similar assets or properties, (C) dispositions of used, worn out, obsolete or surplus properties or assets, (D) transfers of properties or assets by and among the Company and its Subsidiaries and (E) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(j) except in the ordinary course of business consistent with past practice (including borrowings by the Company’s Subsidiaries under the Specified Loan Documents and the Floor Plan Credit Agreement Documents), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(k) adopt or amend any Company Plan, grant or agree to grant any special bonus or special remuneration to any director or officer of the Company, or increase the salaries or wage rates, severance or indemnification of its directors, officers, employees or consultants, except, in the case of any of the foregoing, in the ordinary course of business consistent with past practices;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of (x) any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with the terms of the Company Contract giving rise to such claim, liability or obligation, or (y) liabilities recognized or disclosed in the Company’s most recent Financial Statements or incurred since the date of such Financial Statements; or waive the benefits of, agree to materially modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary;

(m) except in the ordinary course of business consistent with past practices, modify, amend or terminate (other than an expiration in accordance with its terms) any Material Company Contract in a manner that is adverse to the Company, or waive, delay the exercise of, release or assign any material rights or claims thereunder; provided, that this clause (m) shall not prohibit the Company or any of its Subsidiaries from enforcing any rights or remedies against the counterparty to any Material Company Contract upon a breach thereof by such counterparty;

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(n) except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) except in the ordinary course of business consistent with past practices (which shall include, for the avoidance of doubt, capital expenditures that are consistent with the Company’s capital budget at the time such capital expenditures are made or committed), incur or enter into any agreement, contract or commitment requiring the Company or any of its Subsidiaries to pay in excess of $5,000,000 in any 12 month period;

(p) settle any litigation (x) that would materially restrict the ability of the Company to conduct its business in the ordinary course or (y) to which an Insider is an adverse party to the Company;

(q) make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company, settle or compromise any material income Tax liability or materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) make capital expenditures except in accordance with prudent business and operational practices consistent with past practice (which shall include, for the avoidance of doubt, capital expenditures that are consistent with the Company’s capital budget at the time such capital expenditures are made or committed);

(t) enter into any transaction with or distribute or advance any assets or property to any of its Insiders other than (A) the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice or (B) to the extent not prohibited by Section 4.1(k); or

(u) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (t) above.

4.2 Conduct of Business by Parent, Holdco and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of Parent, Holdco and Merger Sub shall, except to the extent that the Company shall otherwise consent in writing or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on Parent or as expressly contemplated by Schedule 4.2 hereto), pay its debts, Taxes and other material obligations when due subject to good faith disputes over such debts, Taxes and other material obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as (x) required or permitted by the terms of this Agreement, or (y) required by applicable Legal Requirements, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of Parent, Holdco and Merger Sub shall not do any of the following:

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(a) waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) (i) grant any material severance or termination pay to any officer of Parent, Holdco or Merger Sub or any employee of Parent, Holdco or Merger Sub, except pursuant to any applicable Legal Requirement, written agreements outstanding, or policies existing on the date hereof, (ii) adopt any new severance plan, or (iii) amend, modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other securities or ownership interests of Parent, Holdco or Merger Sub;

(f) except as set forth on Schedule 4.2, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

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(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise materially restrict Parent’s, Holdco’s or Merger Sub’s ability to compete or to offer or sell any products or services;

(i) sell, lease, license, encumber or otherwise dispose of any properties or assets;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(k) adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or waive the benefits of, agree to materially modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent, Holdco or Merger Sub is a party or of which Parent, Holdco or Merger Sub is a beneficiary;

(m) modify, amend or terminate any Material Parent Contract in a manner that is adverse to Parent, Holdco or Merger Sub, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) incur or enter into any agreement, contract or commitment requiring Parent, Holdco or Merger Sub to pay in excess of $500,000 in any 12 month period;

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(p) settle any litigation (x) that would materially restrict the ability of Parent, Holdco or Merger Sub to conduct the business of the Company in the ordinary course or (y) to which any of Parent’s officers, directors or shareholders that hold more than ten percent (10%) of the issued and outstanding Parent Ordinary Shares is an adverse party to Parent, Holdco or Merger Sub;

(q) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent, Holdco or Merger Sub, settle or compromise any material income Tax liability or materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) form or establish any Subsidiary except as contemplated by this Agreement;

(s) make capital expenditures;

(t) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

(u) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.2(a) through (t) above.

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ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement; Extraordinary General Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent and Holdco shall prepare a registration statement on Form S-4 (“Registration Statement”), with the assistance of the Company, and file such Registration Statement with the SEC under the Securities Act, and with all other applicable regulatory bodies, for the purpose of registering (1) the Holdco Shares to be issued or issuable in the Redomestication Merger, including upon exercise of the Parent Warrants and Parent Rights in accordance with their terms and (2) the Holdco Shares to be issued in the Transaction Merger, and include in such Registration Statement proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares to vote, at a meeting of holders of Parent Ordinary Shares to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of (i) the adoption of this Agreement and the Plan of Merger and the approval of the Mergers (the “Merger Proposal”), (ii) the election to the board of directors of Holdco of certain individuals, two of which individuals will be designated by the Company (such designation to be made in writing by the Company to Parent) and will be in the class of directors that has the longest term in office from the Closing Date (the “Director Proposal”); (iii) approving the material differences between Parent’s Charter Documents and Holdco’s Charter Documents to be effective upon the Closing (the “Charter Amendments Proposal”), (iv) the adoption of an Incentive Equity Plan (the “Holdco Plan”); (v) the approval of the PIPE Investment (the “PIPE Proposal”); (vi) any other proposals Parent and the Company deem necessary or desirable to effectuate the transactions contemplated herein; and (vii) an adjournment proposal, if necessary, to adjourn the Extraordinary General Meeting. The Holdco Plan shall provide that an aggregate number of Holdco Shares that is mutually acceptable to the Company and Parent shall be reserved for issuance pursuant to the Holdco Plan. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent and Holdco shall not file the Registration Statement, or any amendment or supplement thereto, with the SEC without obtaining the Company’s prior written approval of such filing (which will not be unreasonably withheld, conditioned or delayed). In the event Parent and/or Holdco receive from the staff of the SEC (either before or after the Registration Statement is declared effective under the Securities Act) any oral or written comments on, or other communication relating to, the Registration Statement (including any request by the SEC staff for an amendment of or supplement to the Registration Statement or for additional information), Parent and Holdco shall promptly deliver to the Company and its counsel a copy of such written communication or, in the case of an oral communication, a complete summary thereof. Parent and Holdco, with the assistance of the Company, shall, subject to obtaining the prior written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed), promptly respond to any SEC staff comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement or any amendment or supplement thereto has been filed with the SEC, and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent and Holdco shall distribute the proxy statement and other proxy materials included in the Registration Statement to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with applicable Legal Requirements and Parent’s Charter Documents to be held on a date as soon as practicable following the effectiveness of the Registration Statement and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Plan of Merger and the approval of the Mergers and the other matters presented to the shareholders of Parent for approval or adoption at the Extraordinary General Meeting, including, without limitation, the matters described in Section 5.1(a).

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(c) Parent and Holdco shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of applicable Legal Requirements in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Extraordinary General Meeting. Parent shall ensure that the Registration Statement does not, as of the date on which the Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Ordinary Shares and at the time of the Extraordinary General Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information furnished by the Company in writing to Parent for inclusion in the Registration Statement).

(d) Parent, acting through its board of directors, shall include in the proxy statement contained in the Registration Statement the recommendation of its board of directors that the holders of Parent Ordinary Shares vote in favor of the adoption of the Merger Proposal, the Director Proposal, the Charter Amendments Proposal, the Holdco Plan and the PIPE Proposal and shall otherwise use commercially reasonable best efforts to obtain the approval of such proposals by the holders of Parent Ordinary Shares. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent board of directors’ recommendation that the holders of Parent Ordinary Shares vote in favor of the adoption of the Merger Proposal, the Director Proposal, the Charter Amendments Proposal, the Holdco Plan and the PIPE Proposal. No amendment or supplement to the Registration Statement will be made by Parent without the prior written approval of the Company, which shall not be unreasonably withheld, and Parent shall promptly transmit any such amendment or supplement to its shareholders, if at any time prior to the Extraordinary General Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement.

5.2 HSR Act. As promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement), Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation, (d) not participate in any meeting with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby without giving the other party reasonable prior notice of the meeting and, if requested by the other party, the Company or Parent (as applicable) shall request that the other party be permitted to participate in the meeting and (e) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either such party in connection with all meetings, actions and proceedings under or relating to the HSR Act or any other applicable competition laws; provided, however, that notwithstanding anything in this Agreement to the contrary, neither the Company nor Parent (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to disclose to any other party any information contained in its HSR Notification and Report Form (or other applicable form, filing, application or submission made or submitted under any other applicable competition law) which such Person, in its sole discretion, deems confidential. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the termination or expiration of the notice periods under the HSR Act and any other applicable competition Laws as promptly as possible after the date of this Agreement. Filing fees with respect to the notifications required under the HSR Act shall be split evenly between Parent and the Company.

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5.3 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which shall be in form and substance reasonably satisfactory to the Company. Any language included in the Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.1(a) and Section 5.6, be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Company so long as such language (x) is being used in such other filings or documents in the same context as it was originally being used and approved by the Company in the Signing Form 8-K and (y) is not materially misleading in light of the circumstances under which it is made in such other filings or documents.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release in form and substance reasonably satisfactory to Parent and the Company announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, Parent and Holdco shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be reasonably acceptable to the Company. Prior to Closing, Parent, Holdco and the Company shall prepare a press release in form and substance reasonably satisfactory to Parent and the Company announcing the consummation of the Mergers (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Surviving Pubco shall file the Closing Form 8-K with the SEC.

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(d) Parent shall file all such forms, reports and documents required to be filed by Parent with the SEC subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). The Additional Parent SEC Reports shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, and, to the extent any such Additional Parent SEC Reports relate to the Mergers, the Company or the transactions contemplated by this Agreement, such Additional Parent SEC Reports shall be in form and substance reasonably satisfactory to the Company. The Additional Parent SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 5.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.4 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of Parent, Holdco and/or the Company to any Governmental Entity or other third party in connection with the Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, Parent, Holdco and the Company each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders (including the directors of Parent and the Company to be elected to the board of Parent effective as of the Closing pursuant to Section 5.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent, Holdco or Merger Sub, on the one hand, or the Company, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Prior to the Closing Date, each of Parent, Holdco and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Parent, Holdco and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any requests or comments of the SEC. All correspondence and communications to the SEC made by Parent, Holdco or the Company with respect to the transactions contemplated by this Agreement or any other Transaction Document shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

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5.5 Confidentiality; Access to Information.

(a) Confidentiality. Parent, Holdco and Merger Sub shall, and Parent, Holdco and Merger Sub shall cause their Subsidiaries and Representatives (as defined in the Confidentiality Agreement) to, treat all nonpublic information obtained in connection with this Agreement (including in connection with the access provisions of Section 5.5(b) hereof) and the transactions contemplated hereby as confidential in accordance with the terms of that certain letter agreement, dated June 16, 2017, between the Company and Parent (as amended, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”). The Company agrees to treat all nonpublic information regarding Parent obtained by the Company in connection with this Agreement and the transactions contemplated hereby as confidential and to abide by the same restrictions on disclosure of such information as Parent has agreed to with respect to “Evaluation Material” (as defined in the Confidentiality Agreement); provided, that (x) such obligations of confidentiality and non-disclosure shall be subject to the same exceptions as are set forth in the Confidentiality Agreement and (y) the scope of such nonpublic information regarding Parent shall be subject to the same exceptions as are applicable to Evaluation Material as set forth in the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 8.2(b) hereof.

(b) Access to Information.

(i) The Company will afford Parent, at Parent’s expense, and its financial advisors, accountants, counsel and other representatives (provided, that Parent shall cause such financial advisors, accountants, counsel and other representatives to treat any information gained thereby as confidential) reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, Specified Company Employees and, with the prior written consent of a Specified Company Employee, any of the other employees of the Company and its Subsidiaries to which any Specified Company Employee provides his or her written consent during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers. Anything herein to the contrary notwithstanding, the Company shall not be required to provide any such access to the extent that it would require the Company or any of its Subsidiaries to (y) disclose information subject to attorney-client privilege, (y) violate any applicable Legal Requirements or (z) violate any confidentiality obligations to which the Company or any of its Subsidiaries are bound. All requests for such access shall be directed to a Specified Company Employee or such other person as the Company may designate in writing to Parent from time to time. Anything in this Agreement to the contrary notwithstanding, prior to the Closing, without the express prior written consent of a Specified Company Employee, which consent may be withheld for any reason, neither Parent, Holdco nor Merger Sub, nor any of their officers, directors, employees, auditors or other agents (A) shall contact any vendors or suppliers of the Company or any of its Subsidiaries for any reason related to this Agreement, the transactions contemplated hereby or the Company or its Subsidiaries or the business of the Company, or (B) shall have any right to perform sampling or any invasive or subsurface investigations of any properties or facilities of the Company or any of its Subsidiaries.

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(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

5.6 Public Disclosure. From the date of this Agreement until Closing or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent, Holdco or Merger Sub), except as required by any applicable Legal Requirements or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system (but subject to the terms of Section 5.3). Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. Subject to the terms of Section 5.3, if any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transactions contemplated hereby public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or such transactions as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors. Nothing in Section 5.5, this Section 5.6 or elsewhere in this Agreement or the Confidentiality Agreement shall restrict or prohibit (a) the Company from communicating with the Sellers relating to this Agreement, the Mergers and the transactions contemplated hereby or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents.

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5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, desirable or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. This obligation shall include, on the part of Parent, sending a termination letter to Continental, in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of November 24, 2015 (the “Trust Agreement”), no later than the day prior to the Closing Date. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors and representatives to comply with the foregoing requirement.

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5.9 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated November 24, 2015 (“Final Prospectus”) and understands that Parent has established a trust account for the benefit of Parent’s public shareholders (“Trust Fund”) and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its Subsidiaries, directors, officers, employees, shareholders, representatives, advisors and Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided, however, that nothing in this Section 5.9 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right of the Company to compel specific performance by Parent, Holdco and Merger Sub of their respective obligations under this Agreement) or (b) bring or seek a claim for damages against Parent, Holdco and/or Merger Sub, or any of their respective successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Fund or any funds distributed from the Trust Fund to holders of Parent Ordinary Shares in accordance with Parent’s Charter Documents). This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

5.10 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with written notice, promptly after obtaining knowledge thereof, of any event, development or condition that (a) would cause any of such Party’s representations and warranties to become untrue or misleading such that any of the conditions set forth in Article VI will not be satisfied or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions set forth in Article VI is likely not to be satisfied by the Outside Date, or (d) would require any amendment or supplement to the Registration Statement. Each of Parent and the Company shall have the obligation to supplement or amend the Company Schedule and the Parent Schedule, as applicable (collectively, the “Disclosure Schedules”), being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules prepared by such Party (any such supplement or amendment a “Disclosure Supplement”) and, upon delivery of any such Disclosure Supplement, the applicable Disclosure Schedules shall be deemed supplemented and amended. The obligations of each of Parent and the Company to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 7.1(b)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

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5.11 Securities Listing. Parent and Holdco shall use commercially reasonable best efforts to continue the listing for trading of Holdco’s securities on Nasdaq from and after the Mergers and to cause the Holdco Shares to be issued in connection with the transactions contemplated hereby to be approved for listing on Nasdaq at the Closing.

5.12 No Solicitation.

(a) The Company will not, and will use its commercially reasonable efforts to cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or knowingly encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets (other than assets sold in the ordinary course of business) of the Company, recapitalization or similar transaction involving the Company, and, until the Closing, each of Parent, Holdco and Merger Sub will not, and will use its commercially reasonable efforts to cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets of Parent, Holdco or Merger Sub, recapitalization or similar business combination transaction involving Parent, Holdco or Merger Sub. In addition, (i) the Company will, and will cause its Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests and/or assets (other than assets sold in the ordinary course of business) of the Company, recapitalization or similar transaction involving the Company and (ii) each of Parent, Holdco and Merger Sub will, and will cause its respective Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets of Parent, Holdco or Merger Sub, recapitalization or similar business combination transaction involving Parent, Holdco or Merger Sub. The Company will promptly notify Parent if it receives, or, to the knowledge of the Company, if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, after the date of this Agreement any proposal, offer or submission with respect to any alternative merger, sale of ownership interests and/or assets (other than assets sold in the ordinary course of business) of the Company, recapitalization or similar transaction involving the Company. Parent will promptly notify the Company if it receives, or, to the knowledge of Parent, if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, after the date of this Agreement any proposal, offer or submission with respect to any alternative merger, sale of ownership interests and/or assets of Parent, Holdco or Merger Sub, recapitalization or similar transaction involving Parent, Holdco or Merger Sub.

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(b) Notwithstanding anything in this Agreement to the contrary, at any time following the execution of this Agreement and prior to the time, but not after, the Company Stockholder Approval is obtained, if the Company receives an Acquisition Proposal from any Person that did not result from a breach of Section 5.12(a), (i) the Company and its Subsidiaries and their respective directors, officers, employees, attorneys, accountants and other advisors or representatives (collectively, “Company Representatives”) may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on terms not materially more favorable to such Person with respect to confidentiality than those contained in the Confidentiality Agreement, and (ii) the Company and the Company Representatives may engage or participate in any discussions or negotiations with such Person regarding an Acquisition Proposal (with the Company promptly updating Parent as to the results of such discussions or negotiations), except, in the case of clause (ii), such actions shall be permitted if (x) the Board of Directors of the Company (or an authorized committee thereof) determines (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, and (y) the Board of Directors of the Company (or an authorized committee thereof) has determined (after consultation with outside legal counsel) that such Acquisition Proposal would be, or is reasonably likely to lead to, a Superior Proposal; provided, however, that the Company and the Company Representatives may contact such Person, before making the determination set forth in clause (x) and clause (y) above, to clarify the terms and conditions of such proposal, including to clarify whether such Acquisition Proposal would be, or is reasonably likely to lead to, a Superior Proposal and the extent of any diligence that may be required by such Person.

(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, the Board of Directors of the Company (or an authorized committee thereof) may (x) withdraw, qualify or modify its recommendation that the stockholders of the Company adopt this Agreement or recommend, adopt or approve any Superior Proposal (any of the foregoing, a “Recommendation Withdrawal”), or (y) terminate this Agreement pursuant to and in accordance with Section 8.1(h), in either case if (i) the Company receives a Superior Proposal, (ii) the Board of Directors of the Company (or an authorized committee thereof) determines, after consultation with its outside counsel, that failure to make such Recommendation Withdrawal or to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Legal Requirements, (iii) the Company notifies Parent in writing, at least five (5) Business Days in advance of such Recommendation Withdrawal or termination, that it intends to make a Recommendation Withdrawal or to terminate this Agreement pursuant to Section 8.1(h), which notice shall specify the material terms and conditions of such Superior Proposal, (iv) after providing such notice and prior to making such Recommendation Withdrawal or terminating this Agreement pursuant to Section 8.1(h), the Company shall negotiate in good faith with Parent during such five (5)-Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement and the PIPE Investment as would permit the Board of Directors of the Company not to make such Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(h) in response to such Superior Proposal, and (v) the Board of Directors of the Company (or an authorized committee thereof) shall have considered any changes to this Agreement and the PIPE Investment definitively offered by Parent and shall have determined in good faith that, after giving effect to such changes, (A) such Superior Proposal would continue to constitute a Superior Proposal or (B) the failure to make such Recommendation Withdrawal or to terminate this Agreement would still be inconsistent with the fiduciary duties of the Board of Directors of the Company (or an authorized committee thereof) under applicable Legal Requirements; provided, however, that in the event that the Superior Proposal is thereafter modified in any material respect by the party making such Superior Proposal, the Company shall provide written notice of such modified Superior Proposal to Parent and shall again comply with this Section 5.12(c) and provide Parent with an additional notice prior to terminating this Agreement pursuant to Section 8.1(h) (and shall do so for each subsequent material modification).

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5.13 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) If the Closing occurs, all rights to exculpation, indemnification, contribution and reimbursement and advancement of expenses, and all limitations on liability, existing in favor of any current or former officer, employee, agent or member of the board of directors or board of managers (or comparable governing body) of the Company and/or any of its Subsidiaries (collectively, the “Company Indemnitees”) as provided in the Charter Documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, in any such case as in effect as of immediately prior to the Closing shall survive the consummation of the transactions contemplated hereby and continue in full force and effect in accordance with their terms, and Parent shall, and Parent shall cause the Surviving Company and each of its Subsidiaries to, honor all such rights and limitations after the Closing. All such rights of exculpation, indemnification, contribution and reimbursement and advancement of expenses, and all such limitations on liability, shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 5.13(a)). If the Closing occurs, Parent, the Surviving Company and the Subsidiaries of the Surviving Company shall pay all costs and expenses to any Company Indemnitee, as incurred, in connection with enforcing the exculpation, indemnity, contribution, reimbursement, advancement, limitations or other rights or obligations provided for in this Section 5.13(a).

(b) At the Closing, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, obtain, maintain and fully pay for irrevocable “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policies naming the Company Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date in respect of acts or omissions occurring on or prior to the Closing Date, such insurance policies to contain terms with respect to coverage and to be in an amount not less favorable than the officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company and its Subsidiaries as in effect on the date of this Agreement and shall be reviewed by, and approved in advance by, the Company. In the event that any Company Indemnitee is entitled to coverage under any such officers’ and directors’ liability insurance policy or fiduciary liability insurance policy pursuant to this Section 5.13(b) and any such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Parent’s, the Surviving Company’s or any of its Subsidiaries’ failure to maintain and fulfill its obligations pursuant to such policy, Parent shall, or shall cause the Surviving Company or such Subsidiary to, pay to the Company Indemnitee such amounts and provide any other coverage or benefits as the Company Indemnitee shall have received pursuant to such policy.

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(c) In the event Parent, the Surviving Pubco or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Company or its applicable Subsidiary (or their respective successors and assigns) assume in writing the obligations set forth in this Section 5.13 (the Surviving Pubco being deemed to have assumed such obligations).

5.14 Insider Loans; Equity Ownership in Subsidiaries. The Company shall cause each Insider of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company (other than the loan set forth on Schedule 5.14); (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “Lazy Days” or any derivative thereof.

5.15 Certain Financial Information. Within fifteen (15) Business Days after the end of each month (commencing with the month of November) between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified by the Chief Financial Officer of the Company as being prepared in accordance with GAAP applied on a consistent basis with the Unaudited Financial Accounts and fairly presenting in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company. This Section 5.15 shall not be deemed to limit the obligation of the Company under Section 5.5(b)(i) hereof.

5.16 Access to Financial Information. The Company will, and will instruct its auditors to (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Accounts and the financial information furnished pursuant to Section 5.15 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such financial statements or information.

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5.17 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or shareholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into units of Parent (at a price per unit equal to $10.00) in accordance with the terms of the promissory notes issued to evidence the borrowing, as described in the Final Prospectus).

5.18 Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed to Parent immediately upon the Closing. All liabilities of Parent due and owing or incurred at or prior to the Transaction Effective Time shall be paid as and when due, including: (i) to shareholders who elect to have their Parent Ordinary Shares converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) for income Tax or other Tax obligations of Parent prior to Closing, (iii) as repayment of loans and reimbursement of expenses to Parent’s directors, officers, shareholders and/or their affiliates, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Transaction Merger.

5.19 [Intentionally Deleted]

5.20 Registration Rights Agreement.

(a) At the Closing, Holdco agrees to enter into a registration rights agreement (the “Registration Rights Agreement”) in a form to be mutually agreed upon between Parent and the Company pursuant to which Holdco will agree to register for resale under the Securities Act the Holdco Shares to be issued to the Stockholders pursuant to this Agreement.

(b) Parent and Holdco shall amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to Parent’s or Holdco’s securities held by any Person (“Existing Registration Rights Agreements”) such that the securities of Parent or Holdco held by the Stockholders will be equal in priority with all other securities of Parent or Holdco (other than securities held by holders who have demanded or initiated the underwritten offering) in connection with a reduction in the number or amount of securities that will be sold in an underwritten offering of securities of Parent or Holdco. Each such amendment shall be referred to herein, collectively, as the “RRA Amendment”.

5.21 Lock-Up Agreements. Each Stockholder set forth on Schedule 5.21 shall agree to be subject to certain transfer restrictions with respect to the Holdco Shares such Stockholder receives in connection with the Transaction Merger in accordance with the terms of the Lock-Up Agreement (the “Lock-Up Agreement”) in the form of Exhibit A annexed hereto. Certificates representing Holdco Shares issued as a result of the Transaction Merger, if any, shall bear a prominent legend to such effect.

5.22 [Intentionally Deleted]

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5.23 PIPE Investment.

(a) Each of Parent and Holdco shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using Parent’s and Holdco’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to Holdco or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with Holdco’s obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including (at the request of the Company and only if Parent and its Subsidiaries have sufficient funds) by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations (and the rights of Holdco) thereunder or assigning the rights of Holdco to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Holdco. Parent and Holdco shall provide the Company with copies of all documents relating to the PIPE Investment and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent or Holdco expects to have a material and adverse impact on the ability of Holdco to obtain all or any portion of the PIPE Investment. Parent and Holdco shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the PIPE Investment. Without the prior written consent of the Company, neither Parent nor Holdco shall permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of Holdco to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

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(b) If, notwithstanding the use of commercially reasonable efforts by Parent and Holdco to satisfy their respective obligations under Section 5.23(a), any of the PIPE Documents expires or is terminated, or any portion of the PIPE Investment contemplated by any of the PIPE Documents otherwise becomes unavailable, in whole or in part, for any reason, Parent and Holdco shall (i) promptly notify the Company of such expiration, termination or unavailability and the reasons therefor and/or the circumstances giving rise thereto and (ii) use their respective commercially reasonable efforts promptly, and in any event prior to the Closing, to arrange for alternative financing from other sources (which alternative financing shall be in an amount at least equal to the PIPE Investment or such unavailable portion thereof and which shall not include any conditions to funding or availability that are more onerous than, or in addition to, the conditions set forth in the applicable PIPE Document(s)) (the “Alternative Financing”) to replace the PIPE Investment or the portion thereof which otherwise became unavailable, and to obtain a new financing commitment letter with respect to such Alternative Financing (the “Alternative Documents”). In the event any Alternative Documents are obtained, (x) any reference in this Agreement to the “PIPE Investment” shall mean the PIPE Investment contemplated by the PIPE Documents, as modified pursuant to clause (y) below and (y) any reference in this Agreement to the “PIPE Documents” shall be deemed to include the PIPE Documents to the extent not superseded by an Alternative Document at the time in question and any Alternative Documents to the extent then in effect. Parent shall deliver to the Company complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Parent or Holdco promptly after Parent or Holdco enters into any of the same (it being understood that all such amendments, supplements, other modifications or agreements shall be subject to the last sentence of Section 5.23(a)).

5.24 Company Stockholder Approval. The Company shall, as promptly as practicable after effectiveness of the Registration Statement, give notice in accordance with the DGCL and the Company’s Charter Documents to all of its stockholders calling for a special meeting of such stockholders to consider and vote upon this Agreement and the Transaction Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company shall timely send copies of the prospectus included in the Registration Statement and all other relevant information and documentation to its stockholders in connection with the Company Stockholder Meeting. The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of a majority of the issued and outstanding shares of Company Common Stock that is executed and delivered by such holders after the date on which the Registration Statement is declared effective by the SEC and the prospectus included in the Registration Statement is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Transaction Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Common Stock.

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ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each Party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Parent Shareholder Approval. The Merger Proposal, Director Proposal, Charter Amendments Proposal and the PIPE Proposal shall have been duly approved and adopted by the members of Parent by the requisite vote under applicable Legal Requirements and the Parent’s Charter Documents.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets upon consummation of the Mergers and after giving effect to the exercise by holders of Parent Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(e) PIPE Investment. The PIPE Investment, consistent with the PIPE Documents (as the PIPE Documents may have been amended or modified after the date of this Agreement in accordance with the last sentence of Section 5.23(a)), shall have been, or concurrently with the Closing shall be, completed.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order shall have been entered against the Registration Statement.

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6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Transaction Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each of (A) the representations and warranties of Parent, Holdco and Merger Sub contained in this Agreement (other than the Specified Representations of Parent, Holdco and Merger Sub) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct as of such date, subject to the qualification below), except where the failure of such representations and warranties to be so true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Material Adverse Effect on Parent, and (B) the Specified Representations of Parent, Holdco and Merger Sub shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any of the Specified Representations of Parent, Holdco and Merger Sub that are made as of a specific date which shall be so true and correct in all material respects as of such date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, Holdco and Merger Sub by an authorized officer of Parent, Holdco and Merger Sub (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c)  No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of a material portion of the transactions contemplated by this Agreement, (ii) cause a material portion of the transactions contemplated by this Agreement to be rescinded following Closing or (iii) affect materially and adversely or otherwise encumber the title of the Holdco Shares to be issued to the Sellers by Holdco in connection with the Transaction Merger and no order, judgment, decree, stipulation or injunction issued by a Governmental Entity to any such effect shall be in effect.

(d) Consents. Parent, Holdco and Merger Sub shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(d).

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. From the date of this Agreement until the Closing, Parent shall have been in compliance with the reporting requirements under the Securities Act and Exchange Act.

(g) Registration Rights Agreement. The Registration Rights Agreement shall be executed by the parties thereto and delivered to the Company.

(h) Opinion of Counsel. The Company shall have received from Graubard Miller and Maples and Calder, counsel to Parent, opinions of such counsel covering such matters that are customarily covered by third party legal opinions delivered for transactions similar to the Mergers, and such opinion shall be in form and substance reasonably satisfactory to the Company.

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(i) Other Deliveries. At or prior to Closing, Parent, Holdco and Merger Sub shall have delivered to the Company copies of resolutions and actions taken by Parent’s, Holdco’s and Merger Sub’s boards of directors and shareholders/members in connection with the approval of this Agreement, the Mergers and the transactions contemplated hereunder.

(j) Resignations. The persons listed in Schedule 6.2(j) shall have resigned from all of their positions and offices with Parent, Holdco and Merger Sub.

(k) Escrow Agreements. Holdco, the Committee and the Escrow Agent shall have executed and delivered to the Representative each of the Escrow Agreements.

(l) Exchange Agent Agreement. The Exchange Agent Agreement shall have been executed by the parties thereto and delivered to the Company.

(m) RRA Amendment. The RRA Amendment shall (i) have been executed and delivered by all of the parties thereto, (ii) be in form and substance satisfactory to the Company, and (iii) be in full force and effect and not subject to any unfulfilled conditions or contingencies.

(n) Listing. The Holdco Shares to be issued at Closing to the Sellers and the Bonus Payment Recipients shall have been approved for listing on the Nasdaq (subject to official notice and round lot holder requirements).

(o) Holdco Organizational Documents. (i) The certificate of incorporation of Holdco (including any certificate of designations with respect to the Series A Shares) shall (x) reflect authorized shares of capital stock of Holdco consistent with the representations and warranties set forth in Section 3.3(h), (y) with respect to the Series A Shares (including the rights, preferences, privileges, powers, qualifications, limitations, restrictions, and relative, participating, optional and other special rights with respect to the Series A Shares), be consistent with the PIPE Documents, and (z) otherwise be in form and substance reasonably acceptable to the Company (collectively, the “Holdco Certificate of Incorporation”), (ii) the Holdco Certificate of Incorporation shall have been duly executed and acknowledged by Holdco in accordance with applicable Legal Requirements and filed with the Secretary of State of the State of Delaware, (iii) the Company shall have received evidence that the Holdco Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware, and (iv) the Holdco Certificate of Incorporation shall be in full force and effect. The bylaws of Holdco shall be in form and substance reasonably acceptable to the Company.

(p) Other Registration Rights. Except for the registration rights agreements that are part of the PIPE Documents, neither Parent nor Holdco shall be a party to, or bound by, any registration rights agreement or similar agreement or instrument providing for registration rights with respect to Parent’s or Holdco’s securities held by any Person that does not (i) permit the Stockholders to participate in full in any registration demanded or initiated by such Person (subject to customary cutbacks for underwritten offerings, subject to clause (ii) below) or (ii) provide that the securities of Parent or Holdco held by the Stockholders are equal in priority with all other securities of Parent or Holdco (other than securities held by holders who have demanded or initiated the underwritten offering) in connection with a reduction in the number or amount of securities that will be sold in an underwritten offering of securities of Parent or Holdco.

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(q) Redomestication Merger. The Redomestication Effective Time shall have occurred and the Redomestication Merger shall have been consummated in accordance with the terms of the Plan of Merger.

6.3 Additional Conditions to the Obligations of Parent, Holdco and Merger Sub. The obligations of Parent, Holdco and Merger Sub to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of (A) the representations and warranties of the Company contained in this Agreement (other than the Specified Representations of the Company) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct as of such date, subject to the qualification below), except where the failure of such representations and warranties to be so true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Material Adverse Effect on the Company, and (B) the Specified Representations of the Company shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any of the Specified Representations of the Company that are made as of a specific date which shall be so true and correct in all material respects as of such date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of a material portion of the transactions contemplated by this Agreement, (ii) cause a material portion of the transactions contemplated by this Agreement to be rescinded following Closing or (iii) affect materially and adversely the right of the Surviving Company to own, operate or control a material portion of the assets and operations of the Company following the Transaction Merger and no order, judgment, decree, stipulation or injunction issued by a Governmental Entity to any such effect shall be in effect.

(d) [Intentionally Deleted]

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(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered to Parent by each Stockholder set forth on Schedule 5.21 hereto and such Lock-Up Agreements shall all be in full force and effect.

(g) Opinion of Counsel. Parent shall have received from Stroock & Stroock & Lavan LLP, counsel to the Company, an opinion of counsel covering such matters that are customarily covered by third party legal opinions delivered for transactions similar to the Transaction Merger, and such opinion shall be in form and substance reasonably satisfactory to Parent.

(h) [Intentionally Deleted]

(i) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent copies of resolutions (or written consents) and actions taken by the Company’s board of directors and shareholders authorizing the approval of this Agreement and the transactions contemplated hereunder.

(j) Stockholder Agreement. The Stockholder Agreement shall have been terminated.

(k) Letter of Transmittal. Each of the Stockholders set forth on Schedule 6.3(k) shall have delivered a Letter of Transmittal to Holdco.

(l) Derivative Securities. Except for the Company Stock Options identified on Schedule 2.3(b) (which Company Stock Options shall be cancelled as of the Closing as set forth in Section 1.5(d)), there shall be outstanding no options, warrants or other derivative securities of the Company entitling the holders thereof to acquire any capital stock or other securities of the Company.

(m) Insider Loans; Equity Ownership in Subsidiaries. All outstanding indebtedness owed to the Company by the Company’s Insiders (other than the loan set forth on Schedule 5.14) shall have been repaid in full or otherwise been extinguished; all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any of the Company’s Insiders to a third party shall have been terminated; and (iii) except as set forth on Schedule 5.14 as of the date of this Agreement (without regard to any subsequent change or supplement thereto) no Insider shall own any direct equity interests in any Subsidiary of the Company.

(n) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed eight percent (8%) of the Company Common Stock outstanding as of immediately prior to the Transaction Effective Time.

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ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), if the Closing occurs, Parent, Surviving Pubco and Surviving Company and their respective representatives, successors and permitted assigns (the “Parent Indemnified Parties”) shall be indemnified, defended and held harmless by the Sellers, on a several (and not joint and several or joint) basis (based on the Pro Rata Shares of each of the Sellers), solely from, and not exceeding, the Indemnity Escrow Fund (except with respect to Losses arising from Surviving Claims, subject to the terms and conditions of this Article VII (including the provisions of Section 7.4(d)(ii))), from and against all Losses incurred by any Parent Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company made in Article II of this Agreement or in the Company Closing Certificate (in each case, when made); and

(ii) the non-fulfillment or breach prior to the Closing of any covenant or agreement of the Company contained in this Agreement.

(b) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), if the Closing occurs, the Representative, the Sellers and each of their respective representatives, successors and permitted assigns (the “Company Indemnified Parties” and, together with the Parent Indemnified Parties, the “Indemnified Parties”) shall be indemnified, defended and held harmless by Holdco and the Surviving Company from and against all Losses incurred by any Company Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Parent, Holdco or Merger Sub made in Article III of this Agreement or in the Parent Closing Certificate (in each case, when made); and

(ii) the non-fulfillment or breach of any covenant or agreement of Parent, Holdco or Merger Sub contained in this Agreement.

(c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties, provided that, in no event shall Losses include any consequential, punitive, special, exemplary, treble, speculative or similar losses, diminution in value, or losses based on either reduced prior, current or future profitability or earnings, or losses based on a multiple of such profitability, earnings or any other factor, or a reduction therein. In addition, any unavailability to Surviving Pubco, the Surviving Company or any of their respective Subsidiaries of, or reduction in, any net operating loss, Tax basis or other Tax asset shall not constitute an indemnifiable Loss for purposes of this Agreement. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by the words “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

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7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnified Party by a Person other than a Parent Indemnified Party (in the case of a claim brought against any of the Sellers) or a Company Indemnified Party (in the case of a claim brought against Surviving Pubco or the Surviving Company) (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Such Indemnified Party will give the Representative (in the case where the indemnification is being sought by a Parent Indemnified Party) or Parent (in the case where the indemnification is being sought by a Company Indemnified Party), as applicable, prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss incurred, or the anticipated potential Loss to be incurred, by such Indemnified Party in connection with such Third Party Claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith), (iii) whether such Loss may be covered (in whole or in part) under any insurance, indemnification rights or other arrangements, and the estimated amount of such Loss which may be covered under such insurance, indemnification rights or other arrangements, and (iv) the basis for which such Indemnified Party is claiming indemnification under this Agreement, including a reference to the specific provision of this Agreement to which such Indemnified Party believes it is entitled to indemnification. The Representative (in the case where the indemnification is being sought by a Parent Indemnified Party) or Parent (in the case where the indemnification is being sought by a Company Indemnified Party), as applicable, shall be entitled to participate in the defense of such Third Party Claim at its expense. The Persons from which indemnification under this Article VII is sought shall be referred to herein as the “Indemnifying Parties”. If the Indemnifying Parties are any of the Sellers, notices (including a Notice of Claim) shall be sent to the Representative and the Representative shall have the right to take all actions under this Section 7.2 on behalf of the Indemnifying Parties. If the Indemnifying Parties are Surviving Pubco and the Surviving Company, notices (including a Notice of Claim) shall be sent to Holdco and Holdco shall take all actions under this Section 7.2 on behalf of the Indemnifying Parties.

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(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) and at its own expense, by written notice to the Indemnified Party to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that the Indemnified Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; provided, that, in the event that the Indemnifying Party provides prior written notice to the Indemnified Party of any settlement or compromise of, or offer to settle or compromise, any Third Party Claim in full and the Indemnified Party withholds its consent to such settlement or compromise then, in the event indemnification is ultimately determined to be owing to an Indemnified Party hereunder with respect to such Third Party Claim, in no event shall indemnification be provided to such Indemnified Party in respect of such Third Party Claim in an amount greater than the amount contained in such settlement or compromise of, or offer to settle or compromise, such Third Party Claim; and

(ii) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against an Indemnified Party; or (ii) such Third Party Claim seeks an injunction or equitable relief against an Indemnified Party.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) by an Indemnifying Party to any Third Party Claim for which an Indemnified Party seeks indemnification hereunder, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against such Third Party Claim or caused the Losses for which such Indemnified Party is entitled to recover to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder or provided relevant documents or relevant available data. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party (or anyone acting on its behalf) shall not settle such Third Party Claim. Promptly after the delivery of a Notice of Claim, the Indemnified Party shall make available to the Indemnifying Party all relevant records and other relevant materials required by the Indemnifying Party and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in all other respects give reasonable cooperation in such defense.

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(e) Failure to Defend. If the Indemnifying Party fails to defend a Third Party Claim actively and in good faith within thirty (30) days after receiving a Notice of Claim, the Indemnified Party will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any compromise or settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnified Party Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the applicable Indemnified Parties of a full and unconditional release from all liability and obligation in respect of such Third Party Claim, without any payment by any Indemnified Party.

(g) Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Indemnity Escrow Agreement.

7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are recoverable pursuant to indemnification rights or other reimbursement arrangements or pursuant to insurance, Parent shall use commercially reasonable best efforts to obtain the maximum recovery under such indemnification rights, reimbursement arrangements or insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay recovery by Parent for such Loss pursuant to the indemnification provisions contained herein and otherwise determined to be recoverable by Parent. If Parent has received the payment required by this Agreement from the Indemnity Escrow Fund in respect of any Loss and later receives proceeds from indemnification rights or other reimbursement arrangements or pursuant to insurance in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnity Escrow Account pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

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7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. Claims for indemnification pursuant to Section 7.1(a) and/or Section 7.1(b) shall not be made after the date that is twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that (i) claims for indemnification pursuant to Section 7.1(b)(ii) for breaches of covenants, which by their terms are to be performed, in whole or in part, or which prohibit actions, subsequent to the Closing Date (collectively, “Post-Closing Covenants”), may be made until thirty (30) days after the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Post-Closing Covenant Survival Expiration Date”), and (ii) claims for indemnification pursuant to (x) Section 7.1(a)(i) resulting from any inaccuracy or breach of any of the Specified Representations of the Company or (y) Section 7.1(b)(i) resulting from any inaccuracy or breach of any of the Specified Representations of Parent, Holdco or Merger Sub (the claims described in clauses (x) and (y), collectively, the “Surviving Claims”) may be made until the date that is five (5) years after the Closing Date (the “Extended Survival Expiration Date”). Any claim for indemnification under Section 7.1(a) or Section 7.1(b) not made by the applicable Indemnified Party on or prior to the Survival Expiration Date, the Post-Closing Covenant Survival Expiration Date or the Extended Survival Expiration Date, as applicable, shall be deemed irrevocably and unconditionally released and waived. In addition, no Indemnified Party shall have any right to assert any claims for indemnification pursuant to this Article VII with respect to any Loss, cause of action or other claim to the extent it is (A) a possible or potential Loss, cause of action or claim that such Indemnified Party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or paid or incurred by such Indemnified Party or (B) a Loss, cause of action or claim with respect to which such Indemnified Party has taken action (or caused action to be taken) to accelerate the time period in which such Loss, cause of action or claim is asserted or payable.

(b) Any indemnification claim made by Indemnified Parties prior to the Survival Expiration Date, the Post-Closing Covenant Survival Expiration Date or the Extended Survival Expiration Date, as applicable, shall be preserved (but solely to the extent of the stated amount of such claim in the Notice of Claim relating thereto) despite the subsequent passage of such date, and any claim set forth in a Notice of Claim sent prior to the passage of such date shall survive until final resolution thereof.

(c) Deductible. The Indemnified Parties shall not be entitled to receive indemnification for Losses pursuant to Section 7.1(a) or Section 7.1(b) unless and until the aggregate amount of indemnifiable Losses otherwise recoverable by all Indemnified Parties pursuant to Section 7.1(a) or Section 7.1(b), as applicable, exceeds $1,000,000 (the “Deductible”), and then the Indemnified Parties shall be entitled to indemnification for the amount in excess thereof (it being understood and agreed that the Deductible is intended as a deductible, and no Indemnified Party shall be entitled to receive indemnification for any Losses under Section 7.1(a) or Section 7.1(b) that are less than the Deductible for which the Indemnified Parties are otherwise entitled to indemnification); provided, however, that (i) Losses arising from Surviving Claims shall not be subject to the Deductible and shall not be included in calculating whether the Deductible has been satisfied, and (ii) no Indemnified Party shall be entitled to receive indemnification under this Article VII to the extent any Losses are caused by any action taken or omitted to be taken by, or on behalf of, any Indemnified Party.

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(d) Aggregate Amount Limitation.

(i) Notwithstanding anything to the contrary contained in this Agreement, if any Parent Indemnified Party is entitled to be indemnified for Losses pursuant to Section 7.1(a) (other than Losses resulting from any of the Surviving Claims), then (A) the sole and exclusive remedy and source of recovery of the Parent Indemnified Parties for such Losses shall be against the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Indemnity Escrow Agreement, (B) none of the Sellers shall have any liability to any Parent Indemnified Party for such Losses, except to the extent of such Seller’s interest in the Indemnity Escrow Fund (it being understood that the Sellers will only be Indemnifying Parties to the extent of such interest and any amount of such Losses that the Parent Indemnified Parties recover from the Indemnity Escrow Fund (based on the amount of the Indemnity Escrow Cash and the value of the Indemnity Escrow Shares so recovered) shall be deemed to have been paid by each Seller to the extent of such Seller’s interest in such Indemnity Escrow Fund) and (C) no Parent Indemnified Party shall have any right, or be entitled, to bring or pursue any claim directly or personally against any Seller or the Representative in respect of such Loss.

(ii) Subject to the other limitations set forth in this Article VII or elsewhere in this Agreement, (A) the aggregate amount of Losses for which the Parent Indemnified Parties are entitled to receive indemnification pursuant to Section 7.1(a)(i) resulting from the Surviving Claims shall not exceed 75% of the full amount of the Merger Consideration actually received by the Sellers, (B) the aggregate amount of Losses payable by each Seller pursuant to Section 7.1(a)(i) resulting from any Surviving Claim shall not exceed the amount of such Losses multiplied by such Seller’s Pro Rata Share, and (C) the aggregate amount of Losses payable by each Seller pursuant to Section 7.1(a)(i) resulting from the Surviving Claims shall not exceed 75% of the full amount of the Merger Consideration actually received by such Seller, less in each case set forth in this Section 7.4(d)(ii) the aggregate amount of Losses previously paid or to be paid by such Seller pursuant to this Article VII.

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(e) Calculation of Losses. In calculating amounts payable to an Indemnified Party pursuant to this Article VII, the amount of the indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or obligation and shall be computed net of any Tax benefit (whether in the form of reduced Taxes payable, increased rights to Tax refunds or otherwise) realized or realizable by the Indemnified Party or any of its Affiliates with respect to such Losses. The Indemnified Parties shall use reasonable best efforts to realize any Tax benefit with respect to such Losses. If an Indemnified Party realizes a Tax benefit with respect to Losses at any time subsequent to any indemnification provided pursuant to this Article VII (and provided such Tax benefit was not taken into account in determining the amount that the Indemnifying Party was required to pay to the Indemnified Party hereunder in connection with such Losses by reducing the amount of such payment), then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized by such Indemnified Party (but in no event in excess of the amount paid by the Indemnifying Party in connection with the indemnification claim giving rise thereto). Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Parent Indemnified Party be entitled to indemnification pursuant to this Article VII with respect to any liability that is accrued (and then only to the extent thereof) on the Final Statement or any amount that was the subject of a dispute submitted to, and resolved by, the Accounting Firm pursuant to Section 1.5 or that was resolved by the Parties pursuant to Section 1.5, or that was otherwise taken into account in the calculation of the Final Merger Consideration.

(f) Mitigation. Each Indemnified Party shall take all commercially reasonable steps to mitigate any indemnifiable Loss. In the event the Indemnified Party shall fail to take, or cause to be taken, such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall not be entitled to recover that portion of Losses that would reasonably have been expected to have been avoided if the Indemnified Party had taken, or caused to be taken, such commercially reasonable steps.

(g) Subrogation. To the extent that an Indemnifying Party makes any payment pursuant to this Article VII in respect of Losses for which the Indemnified Party or any of its Affiliates has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party or its Affiliates, as applicable, shall seek recovery from such third party on the Indemnifying Party’s behalf and shall pay any such recovery to the Indemnifying Party; provided, that any amount so paid to the Indemnifying Party shall not exceed the amount of the indemnification payment made by it to the Indemnified Party hereunder. Any such Indemnified Party shall, or shall cause its applicable Affiliate to, execute any instrument reasonably requested by the Indemnifying Party to evidence such subrogation rights.

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7.5 Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnified Parties, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnified Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the provisions set forth in this Article VII. In furtherance of the foregoing, Parent, on behalf of itself and the other Parent Indemnified Parties, hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, remedies and causes of action for any breach of any representation, warranty, covenant or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against any of the Sellers (including, without limitation, any rights, claims and causes of action arising under or based upon any federal, state, local or foreign statute, ordinance, rule, regulation or other Legal Requirements), except pursuant to the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Parent Indemnified Party’s right to (i) specific performance or injunctive relief or (ii) bring any claim, demand or suit against the other party based upon the actual fraud of the Company with respect to any of the representations and warranties expressly made by the Company in Article II, it being understood that a mere breach of a representation and warranty by the Company does not constitute fraud, provided however, that the maximum aggregate amount that may be recovered shall not exceed the Merger Consideration actually received by the Sellers and no Seller shall be liable for more than the Merger Consideration actually received by such Seller.

7.6 Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed for all Tax purposes to be an adjustment to the Merger Consideration, except as otherwise required by Legal Requirements.

7.7 Representative Capacities; Application of Escrow. The Parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Sellers in the manner set forth in the Indemnity Escrow Agreement and that the Representative shall have no personal responsibility for any expenses incurred by it in such capacity. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Indemnity Escrow Fund upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Indemnity Escrow Agreement). The Parties further acknowledge that all actions to be taken by the Parent Indemnified Parties pursuant to this Article VII shall be taken on their behalf by the Committee in accordance with the provisions of the Indemnity Escrow Agreement. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to the Company or any Stockholder or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Representative. The Company shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Representative.

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ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by the written notice of Parent to the Company, or by written notice of the Company to Parent, in either case, if the Closing shall not have occurred on or before June 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or shall have resulted in the failure of, the Mergers to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent by written notice to the Company, or the Company by written notice to Parent, in either case, if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company by written notice to Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holdco or Merger Sub set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or occurrence is curable by Parent, Holdco or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach or occurrence, provided Parent, Holdco or Merger Sub continues to exercise commercially reasonable best efforts to cure such breach or occurrence (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent, Holdco or Merger Sub or such representation or warranty of Parent, Holdco or Merger Sub having become untrue is cured during such thirty (30)-day period); provided, however, that the failure of Parent to deliver any portion of the Closing Date Merger Consideration as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(e) by Parent by written notice to the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or occurrence is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach or occurrence, provided the Company continues to exercise commercially reasonable efforts to cure such breach or occurrence (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company or such representation or warranty of the Company having become untrue is cured during such thirty (30)-day period);

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(f) by either Parent by written notice to the Company, or the Company by written notice to Parent, in either case, if, at the Extraordinary General Meeting (including any adjournments thereof), the Merger Proposal, Director Proposal, Charter Amendments Proposal and the PIPE Proposal are not approved by the affirmative vote of the holders of Parent Ordinary Shares required under Parent’s Charter Documents, or Parent will have less than $5,000,001 of net tangible assets upon consummation of the Mergers and after giving effect to the exercise by the holders of Parent Ordinary Shares issued in Parent’s initial public offering of their rights to convert the Parent Ordinary Shares held by them into cash in accordance with Parent’s Charter Documents;

(g) by either Parent by written notice to the Company, or the Company by written notice to Parent, in either case, delivered within two (2) Business Days after the Company or Parent, as applicable, delivers a Disclosure Supplement to Parent or the Company, as applicable, in accordance with Section 5.10 and the matter(s) disclosed in such Disclosure Supplement shall have resulted in a Material Adverse Effect on the Company or Parent, as applicable; or

(h) by the Company by written notice to Parent if at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.12), to terminate this Agreement pursuant to Section 5.12(c).

8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the first proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, and there shall be no liability or obligation hereunder on the part of the Company, the Representative, the Sellers, Parent, Holdco, Merger Sub or any of their respective Affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns, except for and subject to the following: (i) Sections 5.5(a), 5.9, 8.2 and 8.3, Article X (General Provisions) (other than Section 10.15) and any defined terms used in such sections or Article shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such Party constituting a principal cause of or resulting in the failure of the Mergers to occur on or before the Outside Date (subject to Section 8.3(b)). Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect for the longer of (x) the remainder of the term as set forth in the Confidentiality Agreement and (y) one (1) year following such termination. Nothing in this Article VIII shall be deemed to impair the right of any Party to bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right of any Party to compel specific performance by another Party of its obligations under this Agreement).

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8.3 Fees and Expenses.

(a) Except as set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction Merger is consummated; provided, however, that (a) if the Mergers are not consummated and the Company is not then in material breach of this Agreement and has not terminated this Agreement pursuant to Section 8.1(h) and Parent has not terminated this Agreement pursuant to Sections 8.1(e) or 8.1(g), Weil will pay 50% of the PCAOB Amounts that constitute the fees, costs and expenses of the Company owed to Marcum LLP in connection with the preparation of the Financial Statements within fifteen (15) days after the termination of this Agreement and receipt by Weil from the Company of an invoice for such fees, costs and expenses and (b) if the Transaction Merger is consummated, then Parent shall pay, and be responsible for, all Fees and Expenses.

(b) If the Company terminates this Agreement pursuant to Section 8.1(h), then the Company shall pay to Parent, within one (1) Business Day after the date of such termination, an amount of cash equal to $2,200,000 (the “Termination Fee”).

(c) The Company acknowledges that the damages to Parent in the event the Company terminates this Agreement pursuant to Section 8.1(h) are impossible to quantify and that Parent would be required to dissolve and liquidate pursuant to its Charter Documents if this occurred. Accordingly, the Company agrees that the payment of the Termination Fee in such a circumstance is reasonable. Notwithstanding anything to the contrary in this Agreement, in the circumstances where Parent is entitled to receive the Termination Fee from the Company pursuant to Section 8.3(b), receipt of such payment shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, Holdco and Merger Sub against the Company, its Subsidiaries and their respective Affiliates, and any of their respective former, current or future managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise (excluding willful breaches of this Agreement), and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Mergers (except with respect to willful breaches of this Agreement).

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ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section number in which the definition of each such term is located:

“Acquisition Proposal”	Section 10.2(a)
“Additional Merger Consideration”	Section 1.5(b)(iii)
“Additional Parent SEC Reports”	Section 5.3(d)
“Adjustment Escrow Account”	Section 1.10(b)
“Adjustment Escrow Agreement”	Section 1.10(b)
“Adjustment Escrow Cash”	Section 1.10(b)
“Adjustment Statement”	Section 1.5(e)(i)
“Administrative Expense Account”	Section 1.15(a)
“Administrative Expense Amount”	Section 1.15(a)
“Affiliate”	Section 10.2(b)
“Aggregate Distributable Closing Date Merger Consideration”	Section 10.2(c)
“Aggregate Per Share Closing Date Merger Consideration”	Section 10.2(d)
“Agreed Principles”	Section 10.2(e)
“Agreement”	Preamble
“Alternative Documents”	Section 5.23(b)
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Balance Sheet Date”	Section 2.8
“Bonus Award Agreement”	Section 10.2(f)
“Bonus Payment Recipient”	Section 10.2(g)
“Bonus Payment Recipient Positive Amount”	Section 1.5(v)
“Bonus Payments”	Section 10.2(h)
“Bonus Plan”	Section 10.2(i)
“Business Day”	Section 10.2(j)
“Calculated Closing Date Debt Amount”	Section 1.5(e)(i)
“Calculated Closing Date Working Capital”	Section 1.5(e)(i)
“Cash Percentage”	Section 10.2(k)
“Charter Amendments Proposal”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Date Bonus Payments Amount”	Section 10.2(l)
“Closing Date Bonus Payments Cash”	Section 10.2(m)
“Closing Date Bonus Payments Share Value”	Section 10.2(n)
“Closing Date Bonus Payments Shares”	Section 10.2(o)
“Closing Date Debt Amount”	Section 10.2(p)
“Closing Date Merger Consideration”	Section 1.5(a)(ii)
“Closing Date Merger Consideration Cash”	Section 1.5(a)(ii)

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“Closing Date Merger Consideration Shares”	Section 1.5(a)(i)
“Closing Date Working Capital”	Section 10.2(q)
“Closing Form 8-K”	Section 5.3(e)
“Closing Press Release”	Section 5.3(e)
“Closing Statement”	Section 1.5(a)
“Committee”	Section 1.11(a)
“Common Stock Number”	Section 10.2(r)
“Common Stock Pro Rata Share”	Section 10.2(s)
“Companies Law”	Recital A
“Company”	Preamble
“Company Charter”	Section 10.2(t)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 1.5(a)
“Company Contracts”	Section 2.19(a)
“Company Indemnified Parties”	Section 7.1(b)
“Company Indemnitee”	Section 5.13(a)
“Company Intellectual Property”	Section 10.2(u)
“Company Plan”	Section 2.11(a)
“Company Registered Intellectual Property”	Section 10.2(u)
“Company Related Parties”	Section 8.3(c)
“Company Representatives”	Section 5.12(b)
“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 10.2(w)
“Company Stockholder Approval”	Section 10.2(x)
“Company Stockholder Meeting”	Section 5.24
“Confidentiality Agreement”	Section 5.5(a)
“Continental”	Section 1.6(a)
“Copyrights”	Section 10.2(oo)(iii)
“Current Assets”	Section 10.2(y)
“Current Liabilities”	Section 10.2(z)
“Debt Amount Target”	Section 10.2(aa)
“Deductible”	Section 7.4(c)
“DGCL”	Recital A
“Director Proposal”	Section 5.1(a)
“Disclosure Schedules”	Section 5.10
“Disclosure Supplement”	Section 5.10
“Dispute Notice”	Section 1.5(e)(ii)
“Dissenter”	Section 1.14
“Dissenting Shares”	Section 1.5(b)
“Distributable Closing Date Merger Consideration Cash”	Section 10.2(bb)
“Distributable Closing Date Merger Consideration Share Value”	Section 10.2(cc)
“Distributable Closing Date Merger Consideration Shares”	Section 10.2(dd)
“e-mail”	Section 10.1

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“Environment”	Section 10.2(ee)
“Environmental Law”	Section 10.2(ff)
“Equity Incentive Plan”	Section 10.2(gg)
“Escrow Accounts”	Section 1.10(b)
“Escrow Agent”	Section 1.10(a)
“Escrow Agreements”	Section 1.10(b)
“Escrow Amount”	Section 1.10(b)
“Estimated Closing Date Debt Amount”	Section 1.5(a)
“Estimated Closing Date Working Capital”	Section 1.5(a)
“Exchange Agent”	Section 1.6(a)
“Exchange Agent Agreement”	Section 1.6(a)
“Existing Registration Rights Agreements”	Section 5.20(b)
“Extraordinary General Meeting”	Section 5.1(a)
“Fees and Expenses”	Section 10.2(hh)
“Final Determination Date”	Section 1.5(e)(iv)
“Final Merger Consideration”	Section 1.5(a)
“Final Statement”	Section 1.5(e)(iii)
“Financial Statements”	Section 2.7(a)
“Floor Plan Credit Agreement Documents”	Section 10.2(ii)
“GAAP”	Section 10.2(jj)
“Governmental Action/Filing”	Section 10.2(kk)
“Governmental Entity”	Section 10.2(ll)
“Hazardous Substance”	Section 10.2(mm)
“Holdco”	Preamble
“Holdco Certificate of Incorporation”	Section 6.2(p)
“Holdco Plan”	Section 5.1(a)
“Holdco Preferred Shares”	Section 3.3(h)
“Holdco Shares”	Section 1.5(a)(i)
“HSR Act”	Section 2.5(b)
“Indebtedness”	Section 10.2(nn)
“Indemnifying Parties”	Section 7.2(a)
“Indemnity Escrow Account”	Section 1.10(a)
“Indemnity Escrow Agreement”	Section 1.10(a)
“Indemnity Escrow Cash”	Section 1.10(a)
“Indemnity Escrow Fund”	Section 1.10(a)
“Indemnity Escrow Shares”	Section 1.10(a)
“Insider”	Section 2.19(a)(x)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 10.2(oo)
“knowledge”	Section 10.2(pp)
“LDRV”	Section 10.2(qq)
“Legal Requirements”	Section 10.2(rr)
“Letter of Transmittal”	Section 1.6(b)
“Lien”	Section 10.2(ss)
“Lock-Up Agreement”	Section 5.21
“Losses”	Section 7.1(b)

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“Majority Stockholders”	Section 10.2(tt)
“Material Adverse Effect”	Section 10.2(uu)
“Material Company Contracts”	Section 2.19(a)
“Material Parent Contracts”	Section 3.19(a)
“Measurement Time”	Section 10.2(vv)
“Mergers”	Recital A
“Merger Certificates”	Section 1.2
“Merger Consideration”	Section 1.5(a)
“Merger Sub”	Preamble
“Merger Proposal”	Section 5.1(a)
“Nasdaq”	Section 3.23
“Negative Amount”	Section 1.5(e)(vi)
“Notice of Claim”	Section 7.2(a)
“Optionholder”	Section 10.2(ww)
“Optionholder Pro Rata Share”	Section 10.2(xx)
“Outside Date”	Section 8.8(b)
“Outstanding Shares of Company Common Stock”	Section 1.5(b)
“Parent”	Preamble
“Parent Audited Financial Statements”	Section 3.7(a)
“Parent Benefit Plan”	Section 3.11
“Parent Closing Certificate”	Section 6.2(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Financial Statements”	Section 3.7(a)
“Parent Indemnified Parties”	Section 7.1(a)
“Parent Ordinary Share Certificate”	Section 1.9(a)(i)
“Parent Ordinary Shares”	Section 1.5(e)
“Parent Preferred Shares”	Section 3.3(a)
“Parent Right”	Section 1.9(a)(ii)
“Parent Right Certificate”	Section 1.9(a)(ii)
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Unaudited Financial Statements”	Section 3.7(a)
“Parent Warrants”	Section 3.3(b)
“Participating Optionholder”	Section 10.2(yy)
“Party/Parties”	Preamble
“Patents”	Section 10.2(oo)(i)
“PCAOB Amounts”	Section 10.2(zz)
“Per Share Closing Date Merger Consideration”	Section 10.2(aaa)
“Per Share Closing Date Merger Consideration Cash”	Section 10.2(bbb)
“Per Share Closing Date Merger Consideration Cash Value”	Section 10.2(ccc)
“Per Share Closing Date Merger Consideration Shares”	Section 10.2(ddd)
“Permitted Liens”	Section 10.2(eee)
“Person”	Section 10.2(fff)

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“Personal Property”	Section 2.14(b)
“PIPE Documents”	Section 3.25
“PIPE Investment”	Section 3.25
“PIPE Proposal”	Section 5.1(a)
“Plan of Merger”	Section 1.2
“Positive Amount”	Section 1.5(v)
“Post-Closing Covenants”	Section 7.4(a)
“Post-Closing Covenant Survival Expiration Date”	Section 7.4(a)
“Pro Rata Share”	Section 10.2(ggg)
“Recommendation Withdrawal”	Section 5.12(c)
“Redomestication Certificate of Merger”	Section 1.2
“Redomestication Effective Time”	Section 1.2
“Redomestication Merger”	Recital A
“Registered Intellectual Property”	Section 10.2(hhh)
“Registration Rights Agreement”	Section 5.20(a)
“Registration Statement”	Section 5.1(a)
“Release”	Section 10.2(iii)
“Released Administrative Expense Amount”	Section 1.15(b)
“Released Claims”	Section 10.15
“Released Parties”	Section 10.15
“Releasing Parties”	Section 10.15
“Representative”	Section 1.12(a)
“Required Withholding Amounts”	Section 10.2(jjj)
“Returns”	Section 2.15(a)(i)
“Reviewable Document”	Section 5.4
“RRA Amendment”	Section 5.20(b)
“SEC”	Section 10.2(kkk)
“Seller”	Section 10.2(lll)
“Sellers Positive Amount”	Section 1.5(v)
“Series A Shares”	Section 3.3(h)
“Signing Form 8-K”	Section 5.3(a)
“Signing Press Release”	Section 5.3(b)
“Specified Company Employees”	Section 10.2(mmm)
“Specified Loan Documents”	Section 10.2(nnn)
“Specified Representations”	Section 10.2(ooo)
“Specified Stockholder”	Section 1.6(e)
“Stated Price”	Section 10.2(ppp)
“Stock Percentage”	Section 10.2(qqq)
“Stockholders”	Section 1.5(a)
“Stockholder Agreement”	Section 10.2(rrr)
“Stockholder Pro Rata Share”	Section 10.2(sss)
“Stroock”	Section 10.16
“Subsidiary”	Section 10.2(ttt)
“Substituted Cash”	Section 1.12(a)
“Superior Proposal”	Section 10.2(uuu)
“Support Agreement”	Recital D

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“Supporting Stockholders”	Recital D
“Survival Expiration Date”	Section 7.4(a)
“Surviving Claims”	Section 7.4(a)
“Surviving Company”	Recital A
“Surviving Pubco”	Recital A
“Target Working Capital”	Section 10.2(vvv)
“Tax/Taxes	Section 10.2(www)
“Termination Fee”	Section 8.3(b)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 10.2(oo)(vii)
“Transaction Certificate of Merger”	Section 1.2
“Transaction Documents”	Section 10.2(xxx)
“Transaction Effective Time”	Section 1.2
“Transaction Merger”	Recital A
“Trust Agreement”	Section 5.7
“Trust Fund”	Section 5.9
“Unaudited Financial Accounts”	Section 2.7(a)
“Underwater Options”	Section 1.5(d)(ii)
“Working Capital Adjustment Amount”	Section 10.2(yyy)
“Working Capital Lower Target”	Section 10.2(zzz)
“Working Capital Upper Target”	Section 10.2(aaaa)
“Weil”	Preamble

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands, document deliveries and other communications hereunder shall be in writing and shall be deemed given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

if to Parent, Holdco
or Merger Sub, to:	Andina Acquisition Corp. II
250 West 57th Street
Suite 2223
New York, New York 10107
Attn: Julio A. Torres
Email: jtorres@andacq.com

with a copy to:	Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.
Fax: 212-818-8881
Email: dmiller@graubard.com / jgallant@graubard.com

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if to Weil, to:	250 West 57th Street
Suite 2223
New York, New York 10107
Email: lorne@hydramgmt.com

with a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.
Fax: 212-370-7889
Email: ellenoff@ellenoff.com

if to the Company to:	Lazy Days R.V. Center, Inc.
6130 Lazy Days Blvd.
Seffner, Florida 33584
Attn: William P. Murnane
Fax: 813-246-5240
Email: bmurnane@lazydays.com

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attn: Matthew A. Schwartz, Esq.
Fax: (212) 806-6006
Email: mschwartz@stroock.com

if to the Representative, to:	Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN 55391
Attn: Ray Wallander, Esq.
Fax: (952) 345-8901
Email: rwallander@wayzpartners.com

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attn: Matthew A. Schwartz, Esq.
Fax: (212) 806-6006
Email: mschwartz@stroock.com

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10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company (or a duly authorized committee thereof)), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of more than 20% of the outstanding equity or voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding equity or voting securities of the Company or (iv) merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or more than 20% of the aggregate equity or voting securities of the Company or of the surviving entity;

(b) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the term “Aggregate Distributable Closing Date Merger Consideration” shall mean the sum of (i) the Distributable Closing Date Merger Consideration Cash and (ii) the Distributable Closing Date Merger Consideration Share Value;

(d) the term “Aggregate Per Share Closing Date Merger Consideration” shall mean the quotient obtained by dividing (i) an amount equal to the sum of (A) the Aggregate Distributable Closing Date Merger Consideration, plus (B) the Administrative Expense Amount (excluding any portion of the Administrative Expense Amount that would be distributed to the Surviving Company for further distribution to the Bonus Payment Recipients pursuant to this Agreement), plus (C) the Escrow Amount (excluding any portion of the Escrow Amount that would be distributed to the Surviving Company for further distribution to the Bonus Payment Recipients pursuant to this Agreement and the Escrow Agreements), plus (D) the aggregate exercise price for all Options outstanding as of immediately prior to the Closing (but excluding Underwater Options), by (ii) the Common Stock Number;

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(e) the term “Agreed Principles” shall mean GAAP applying consistent principles, policies, methodologies and practices that were used in the preparation of the Audited Financial Statements;

(f) the term “Bonus Award Agreements” shall mean each of the letter agreements or award notices entered into between the Company and a Bonus Payment Recipient which governs the terms and conditions of the Bonus Payments provided to such Bonus Payment Recipient pursuant to the Bonus Plan, as any of the same are amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to (but not at or after) the Closing;

(g) the term “Bonus Payment Recipients” shall mean the employees of the Company and/or any of its Subsidiaries and the members of the board of directors of the Company who have been selected to participate in the Bonus Plan and are eligible to receive a Bonus Payment pursuant to the terms of the Bonus Plan and the Bonus Award Agreement to which any such individual is a party;

(h) the term “Bonus Payments” shall mean the payments to be made by the Company to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements as a result of the consummation of the transactions contemplated by this Agreement;

(i) the term “Bonus Plan” shall mean the Company’s Transaction Incentive Plan, effective as of January 30, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to (but not at or after) the Closing;

(j) the term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which the banks in New York City are authorized or obligated by Legal Requirements to close;

(k) the term “Cash Percentage” shall mean a fraction, expressed as a percentage, (i) the numerator of which is the Distributable Closing Date Merger Consideration Cash and (ii) the denominator of which is the Aggregate Distributable Closing Date Merger Consideration;

(l) the term “Closing Date Bonus Payments Amount” shall mean the aggregate amount of Bonus Payments (expressed as a dollar amount) owed to the Bonus Payment Recipients on the Closing Date pursuant to (and as determined in accordance with) the terms of the Bonus Plan and the Bonus Award Agreements. For the avoidance of doubt, the Closing Date Bonus Payments Amount shall not include any Bonus Payments that become due and payable after the Closing Date, including, without limitation, any Bonus Payments that become due and payable upon release and distribution of any portion of the Administrative Expense Amount and/or the Escrow Amount;

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(m) the term “Closing Date Bonus Payments Cash” shall mean an amount of cash equal to the product of (i) the Closing Date Bonus Payments Amount and (ii) the Cash Percentage;

(n) the term “Closing Date Bonus Payments Share Value” shall mean an amount equal to the product of (i) the Closing Date Bonus Payments Amount and (ii) the Stock Percentage;

(o) the term “Closing Date Bonus Payments Shares” shall mean an amount of Holdco Shares equal to the quotient obtained by dividing (i) the Closing Date Bonus Payments Share Value by (ii) the Stated Price;

(p) the term “Closing Date Debt Amount” shall mean, without duplication, the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Measurement Time; provided, however, that none of the following shall be included in the Closing Date Debt Amount: (i) any indebtedness, amounts, liabilities or other obligations of the Company and/or any of its Subsidiaries owing to the Company and/or any of its Subsidiaries, (ii) any indebtedness, amounts, liabilities or other obligations of the Company or any of its Subsidiaries under or relating to any letters of credit outstanding as of the Measurement Time, (iii) any amounts owed by, or other obligations of, the Company and/or any of its Subsidiaries under that certain Amended and Restated Asset Purchase Agreement, dated November 11, 2015, by and among the Company, the Subsidiaries of the Company party thereto as “Acquisition Subs” thereunder and the Persons party thereto as “Seller Parties” thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including the obligations of certain Subsidiaries of the Company to pay the “Additional Purchase Price” pursuant to Section 1.14 of such Amended and Restated Asset Purchase Agreement), (iv) all Fees and Expenses, (v) all Current Liabilities, (vi) any allowances against or reductions in Current Assets, and (vii) all indebtedness, amounts, liabilities or other obligations of the Company or any of its Subsidiaries under or relating to (x) the Floor Plan Credit Agreement Documents or (y) any of the leases of real property (including, without limitation, the Lease Agreement, dated as of December 23, 2015, by and between Cars MTI-4 L.P., as “Landlord” thereunder, and LDRV, as “Tenant” thereunder);

(q) the term “Closing Date Working Capital” shall mean (i) Current Assets minus (ii) Current Liabilities. A sample calculation of Closing Date Working Capital as of December 31, 2016, based on the information included in the Audited Financial Statements for the fiscal year ended December 31, 2016, is attached hereto as Exhibit B;

(r) the term “Common Stock Number” shall mean a number equal to the sum of (i) all shares of Company Common Stock issued and outstanding as of immediately prior to the Closing (excluding any shares of Company Common Stock to be canceled pursuant to Section 1.5(f)) and (ii) the total number of shares of Company Common Stock issuable upon exercise of all Company Stock Options outstanding as of immediately prior to the Closing (but excluding any Underwater Options);

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(s) the term “Common Stock Pro Rata Share” shall mean, with respect to each share of Company Common Stock, a fraction (expressed as a percentage), (i) the numerator of which is one (1), and (ii) the denominator of which is the Common Stock Number;

(t) the term “Company Charter” shall mean the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 22, 2009, as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Closing Date immediately prior to giving effect to the Closing;

(u) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software);

(v) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company;

(w) the term “Company Stock Options” shall mean options to purchase shares of Company Common Stock granted by the Company under and pursuant to the Equity Incentive Plan;

(x) the term “Company Stockholder Approval” shall mean approval (including by written consent) of this Agreement and the Transaction Merger by holders of a majority of the issued and outstanding shares of Company Common Stock;

(y) the term “Current Assets” shall mean, as of the Measurement Time, all of the current assets of the Company and its Subsidiaries on a consolidated basis (including, without limitation, all cash of the Company and its Subsidiaries), as determined in accordance with the Agreed Principles; provided, however, that Current Assets shall not be reduced by the amount of any Fees and Expenses that are paid by the Company at or prior to the Closing Date (it being understood that if the Company pays any Fees and Expenses at or prior to the Closing, then Current Assets shall be increased by the amount of such Fees and Expenses);

(z) the term “Current Liabilities” shall mean, as of the Measurement Time, the current liabilities of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with the Agreed Principles; provided, however, that Current Liabilities shall not include (i) all Fees and Expenses, (ii) the Closing Date Debt Amount or any of the amounts set forth in the proviso to the definition of “Closing Date Debt Amount” (other than clause (iii), clause (v) and clause (vii)(x) of such proviso), (iii) all deferred income Tax liabilities and (iv) all dividends payable;

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(aa) the term “Debt Amount Target” shall mean $10,000,000;

(bb) the term “Distributable Closing Date Merger Consideration Cash” shall mean an amount of cash equal to (i) the Closing Date Merger Consideration Cash, minus (ii) the Indemnity Escrow Cash, minus (iii) the Adjustment Escrow Cash, minus (iv) the Administrative Expense Amount;

(cc) the term “Distributable Closing Date Merger Consideration Share Value” shall mean an amount equal to the product of (i) the Distributable Closing Date Merger Consideration Shares and (ii) the Stated Price;

(dd) the term “Distributable Closing Date Merger Consideration Shares” shall mean an amount of Holdco Shares equal to (i) the Closing Date Merger Consideration Shares minus (ii) the Indemnity Escrow Shares;

(ee) the term “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law;

(ff) the term “Environmental Law” shall mean any Legal Requirement relating to (i) the protection, preservation or restoration of the Environment or the protection of human health and safety or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, or exposure to, Hazardous Substance;

(gg) the term “Equity Incentive Plan” shall mean the Company’s 2017 Equity Incentive Plan effective as of January 30, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to (but not at or after) the Closing;

(hh) the term “Fees and Expenses” shall mean all fees, expenses and other obligations incurred by the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement, including (i) all legal fees and expenses and the fees and expenses of other advisors and consultants, (ii) the PCAOB Amounts, (iii) all fees, costs and expenses of obtaining a fairness opinion, (iv) all Bonus Payments, (v) all fees, costs, expenses, losses or other liabilities incurred by the Company or any of its Subsidiaries arising from or caused by Parent’s exercise of its rights under Section 5.5(b)(i), (vi) all fees, costs and expenses incurred in connection with the appraisal rights process under the DGCL and all payments made to any Dissenter or otherwise in respect of Dissenting Shares, and (vii) all payments made in respect of the Company Stock Options;

(ii) the term “Floor Plan Credit Agreement Documents” shall mean, collectively, (i) that certain Fourth Amended and Restated Floor Plan Credit Agreement, dated as of November 18, 2015, by and among Bank of America, N.A. as “Lender” thereunder, and each of the Subsidiaries of the Company party thereto from time to time as “Loan Parties” thereunder, and (ii) the other “Financing Documents” (as defined in such Fourth Amended and Restated Floor Plan Credit Agreement), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

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(jj) the term “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied;

(kk) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(ll) the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(mm) the term “Hazardous Substance” shall mean any hazardous substance, hazardous material, hazardous waste, any petroleum product or petroleum-based contaminant, polychlorinated biphenyls or any substance or compound containing polychlorinated biphenyls, asbestos or any asbestos containing materials, radon or any other radioactive materials, and any other chemical, substance, waste or material defined or regulated as hazardous or toxic, or as a pollutant or contaminant, under any Environmental Law;

(nn) the term “Indebtedness” shall mean, without duplication, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors and all other accrued current liabilities), (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement (without regard to or giving effect to any ability of any Person to adopt or apply, prior to the date required by the Financial Accounting Standards Board or any other Governmental Entity, any new or modified accounting standards), recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness); (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions in respect of amounts actually drawn or funded; (vii) guarantees made by the Company on behalf of any third party (other than a Subsidiary of the Company) in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment at the Closing (but only if actually prepaid at the Closing) of any of the obligations referred to in the foregoing clauses (i) through (vii);

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(oo) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(pp) the term “knowledge” shall mean, (i) with respect to the Company, the actual knowledge or awareness as to a specified fact or event of Bill Murnane and Maura Berney, and (ii) with respect to Parent, Holdco and Merger Sub, actual knowledge or awareness, as to a specified fact or event of a Person that is an individual or of an executive officer or director of Parent, Holdco or Merger Sub;

(qq) the term “LDRV” shall mean LDRV Holdings Corp., a Delaware corporation;

(rr) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(ss) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(tt) the term “Majority Stockholders” shall mean (i) as of any time of determination prior to the Closing, any Person or Persons holding a majority of the shares of Company Common Stock (excluding treasury shares and Dissenting Shares) outstanding as of such time or (ii) as of any time of determination after the Closing, any Person or Persons who held a majority of the shares of Company Common Stock outstanding as of immediately prior to the Closing;

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(uu) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that has or would reasonably be expected to have a materially adverse effect on the business, operations or financial condition, of the Company or Parent, as applicable, and their respective Subsidiaries taken as a whole, provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect or be considered in any determination as to whether a Material Adverse Effect has occurred or is continuing: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) business or economic conditions in the world or the industries in which the Company or any of its Subsidiaries operates except to the extent (and solely to the extent) it impacts the Company or Parent disproportionately to the industry in which it operates as a whole, (B) the economy, credit or financial or capital markets anywhere in the world (including, without limitation, changes in interest or exchange rates) except to the extent (and solely to the extent) it impacts the Company or Parent disproportionately to the industry in which it operates as a whole, (C) changes in GAAP or any accounting standards or policies, (D) changes in law or other directives issued by any Governmental Entity, (E) the failure of the financial or operating performance of the Company or any of its Subsidiaries to meet projections, forecasts or budgets for any period, (F) any damage, destruction, loss or casualty to any of the properties or assets of the Company or any of its Subsidiaries that is covered by insurance, (G) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (H) earthquakes, hurricanes, tornados or other natural disasters, or (I) changes attributable to the public announcement, pendency or consummation of the transactions contemplated hereby;

(vv) the term “Measurement Time” shall mean 11:59 p.m. (prevailing Eastern Time) on the day immediately prior to the Closing Date;

(ww) the term “Optionholder” shall mean any Person that holds one or more outstanding Company Stock Options as of immediately prior to the Closing;

(xx) the term “Optionholder Pro Rata Share” shall mean (i) for each Participating Optionholder, a fraction (expressed as a percentage), (A) the numerator of which is the total number of shares of Company Common Stock issuable pursuant to Company Stock Options held by such Participating Optionholder as of immediately prior to the Closing (but excluding any Underwater Options held by such Participating Optionholder) and (B) the denominator of which is the Common Stock Number and (ii) for each Optionholder that is not a Participating Optionholder, zero;

(yy) the term “Participating Optionholder” shall mean each Optionholder entitled to receive payment of a portion of the Closing Date Merger Consideration pursuant to Section 1.5(d);

(zz) the term “PCAOB Amounts” shall mean all fees, costs and expenses incurred by the Company in connection with the preparation of the Financial Statements;

(aaa) the term “Per Share Closing Date Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (i) an amount equal to (A) the Aggregate Distributable Closing Date Merger Consideration, minus (B) the Closing Date Bonus Payments Amount, plus (C) the aggregate exercise price for all Company Stock Options outstanding as of immediately prior to the Closing (but excluding Underwater Options), by (ii) the Common Stock Number;

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(bbb) the term “Per Share Closing Date Merger Consideration Cash” shall mean an amount equal to the product of (i) the Per Share Closing Date Merger Consideration and (ii) the Cash Percentage;

(ccc) the term “Per Share Closing Date Merger Consideration Share Value” shall mean an amount equal to the product of (i) the Per Share Closing Date Merger Consideration and (ii) the Stock Percentage;

(ddd) the term “Per Share Closing Date Merger Consideration Shares” shall mean an amount of Holdco Shares equal to the quotient obtained by dividing (i) the Per Share Closing Date Merger Consideration Share Value by (ii) the Stated Price;

(eee) the term “Permitted Liens” shall mean, with respect to any Person or any Person’s assets, securities, rights or properties, (i) all statutory or other Liens for Taxes which are not yet due and payable (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings; (ii) all cashiers’, landlords’, workmens’, repairmens’, mechanics’, warehousemens’ and carriers’ Liens and other similar Liens imposed by law or pursuant to customary reservations or retentions of title, incurred in the ordinary course of business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (iii) all pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) or securing liability for reimbursement or indemnification obligations of insurance carriers providing insurance to the Company or any of its Subsidiaries; (iv) all leases, subleases, licenses or sublicenses to which such Person or any of its Subsidiaries is a party; (v) all purchase money Liens; (vi) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities which do not materially interfere with the present use of any of the properties or assets of such Person or any of its Subsidiaries; (vii) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other Liens that do not materially impair the current use or value of any of the properties or assets of such Person or any of its Subsidiaries; (viii) all matters shown in any Lien, pending suits and judgments searches or in any title reports or title policies made available to Parent or the Company, as applicable, prior to the date of this Agreement and all facts shown on any surveys made available to Parent or the Company, as applicable, prior to the date of this Agreement; (ix) matters which would be disclosed by an accurate survey or inspection of real property which do not materially impair the occupancy or current use of the real property they encumber; (x) (in the case of the Company and its Subsidiaries) Liens that secure any indebtedness, obligations or other liabilities under any of the Specified Loan Documents or any of the Floor Plan Credit Agreement Documents (in either case, whether direct or indirect, absolute or contingent, or due or to become due); (xi) Liens in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution; (xii) Liens that will be terminated at or prior to the Closing; and (xiii) Liens arising out of, under or in connection with applicable federal, state and/or local securities laws;

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(fff) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ggg) the term “Pro Rata Share” shall mean (i) with respect to any Stockholder, the Stockholder Pro Rata Share for such Stockholder, (ii) with respect to a share of Company Common Stock, the Common Stock Pro Rata Share, and (iii) with respect to any Optionholder, the Optionholder Pro Rata Share for such Optionholder;

(hhh) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(iii) the term “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing of any Hazardous Substance in, into, onto, under or through the Environment;

(jjj) the term “Required Withholding Amounts” shall mean any amounts that are required by applicable federal, state, local or foreign withholding Legal Requirements to be withheld by Holdco, the Company or any Subsidiaries of the Company from a payment to which a Participating Optionholder or Bonus Payment Recipient is entitled under this Agreement and that are payable to a Governmental Entity pursuant to such withholding Legal Requirements;

(kkk) the term “SEC” shall mean the U.S. Securities and Exchange Commission;

(lll) the term “Seller” shall mean each Stockholder and each Participating Optionholder;

(mmm) the term “Specified Company Employees” shall mean Bill Murnane and Maura Berney;

(nnn) the term “Specified Loan Documents” shall mean, collectively, (i) that certain Credit Agreement, dated as of November 18, 2015, by and among LDRV, as “Borrower” thereunder, the Company, as “Parent” and “Guarantor” thereunder, the other “Guarantors” thereunder, the “Lenders” thereunder and Bank of America, N.A. as “Administrative Agent” and “L/C Issuer” thereunder, (ii) the other “Loan Documents” (as defined in such Credit Agreement), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(ooo) the term “Specified Representations” shall mean (i) in the case of the Company, the representations and warranties of the Company made in Section 2.1, Section 2.2, Section 2.3 and Section 2.4, and (ii) in the case of Parent, Holdco and Merger Sub, the representations and warranties of Parent, Holdco and Merger Sub made in Section 3.1, Section 3.2, Section 3.3 and Section 3.4;

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(ppp) the term “Stated Price” shall mean $8.75;

(qqq) the term “Stock Percentage” shall mean a fraction, expressed as a percentage, (i) the numerator of which is the Distributable Closing Date Merger Consideration Share Value and (ii) the denominator of which is the Aggregate Distributable Closing Date Merger Consideration;

(rrr) the term “Stockholder Agreement” shall mean the Stockholders Agreement, dated as of December 22, 2009, by and among the Company and the stockholders of the Company party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(sss) the term “Stockholder Pro Rata Share” shall mean, for each Stockholder, a fraction (expressed as a percentage), (i) the numerator of which is the total number of shares of Company Common Stock held by such Stockholder as of immediately prior to the Closing and (ii) the denominator of which is the Common Stock Number;

(ttt) the term “Subsidiary” shall mean, as of any time of determination and with respect to any specified Person, (i) a corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person and (ii) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity as of such time;

(uuu) the term “Superior Proposal” shall mean a bona fide written Acquisition Proposal that: (i) is made by a third party that did not result from the breach by the Company of Section 5.12(a), (ii) is on terms that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel, is more favorable to the holders of the shares of Company Common Stock (in their capacities as such) from a financial point of view than the Transaction Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any offer by Parent to amend the terms of the Transaction Merger and the other transactions contemplated by this Agreement), and (iii) is reasonably capable to be completed in accordance with its terms, taking into account all legal, financial, financing, regulatory, conditionality, timing and other aspects of the Acquisition Proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(vvv) the term “Target Working Capital” shall mean $18,000,000;

(www) the term “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

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(xxx) the term “Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreements, the Registration Statement, the Exchange Agent Agreement, the Registration Rights Agreement, the RRA Amendment, the Merger Certificates and the certificates delivered at the Closing pursuant to Section 6.2(a) and Section 6.3(a);

(yyy) the term “Working Capital Adjustment Amount” shall mean an amount equal to the sum of: (i)(A) (if the Calculated Closing Date Working Capital as set forth in the Final Statement is greater than the Working Capital Upper Target) the difference between the Calculated Closing Date Working Capital as set forth in the Final Statement and the Working Capital Upper Target (expressed as a positive number), (B) (if the Calculated Closing Date Working Capital as set forth in the Final Statement is less than the Working Capital Lower Target) the difference between the Calculated Closing Date Working Capital as set forth in the Final Statement and the Working Capital Lower Target (expressed as a negative number), or (C) (if the Calculated Closing Date Working Capital as set forth in the Final Statement is neither greater than the Working Capital Upper Target nor less than the Working Capital Lower Target) zero, plus (ii) if, and only if, the Closing Date Merger Consideration was calculated with any increase thereto pursuant to Section 1.5(a)(ii)(B) or any decrease thereto pursuant to Section 1.5(a)(ii)(C), (A) the amount of any increase to the Closing Date Merger Consideration pursuant to Section 1.5(a)(ii)(B) (expressed as a negative number) or (B) the amount of any decrease to the Closing Date Merger Consideration pursuant to Section 1.5(a)(ii)(C) (expressed as a positive number);

(zzz) the term “Working Capital Lower Target” shall mean an amount equal to (i) the Target Working Capital minus (ii) $2,000,000; and

(aaaa) the term “Working Capital Upper Target” shall mean an amount equal to (i) the Target Working Capital plus (ii) $2,000,000.

10.3 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all such Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

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10.4 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company executed on or about July 20, 2017, as amended, is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

(b) This Agreement is for the sole benefit of the Parties, Weil, the Sellers, the Representative and their respective successors and permitted assigns, and nothing herein, express or implied, shall give or be construed to give to any other Person any legal or equitable rights hereunder, except that (i) each Company Indemnitee shall be a third party beneficiary of Section 5.13, (ii) each Indemnified Party that is not a party hereto shall be a third party beneficiary of Article VII, and (iii) each Released Party shall be a third party beneficiary of Section 10.15.

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each the Parties and the third party beneficiaries of this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. Each of the Parties hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, invalid, contrary to Legal Requirements or inequitable for any reason. The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company, Parent, Holdco nor Merger Sub would have entered into this Agreement.

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10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Venue; Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS OR OTHER ACTIONS BROUGHT AGAINST THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE; (II) WAIVES ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE PARTIES HERETO ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN SUCH COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; AND (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

10.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Assignment. No Party to this Agreement may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties to this Agreement; provided, however, that the Representative may assign and/or delegate any of its rights, interests or obligations under this Agreement (on a full or partial basis, permanently or temporarily, or for one or more specific instances or circumstances) to any Person (including any Stockholder) that is approved by the Majority Stockholders. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.11 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

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10.12 Extension; Waiver. At any time prior to the Closing, any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise noted.

10.14 Disclosure Schedules. The information furnished in the Disclosure Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Disclosure Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Disclosure Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. The Disclosure Schedules and the information and disclosures contained in such Disclosure Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Disclosure Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any Party and any Person who is not a Party.

10.15 Waiver and Release. Effective on and as of the Closing Date, and for and in consideration of the benefits to be received by each Stockholder in this Agreement and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), each Stockholder, on behalf of itself and its successors and assigns (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges each other Stockholder, the Company, the Subsidiaries of the Company, each member of the board of directors or board of managers (or other governing body) of the Company or any of its Subsidiaries, each of their respective Affiliates, and each of their and their Affiliates’ respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, investment funds, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, and obligations of every kind and nature whatsoever (including any of the foregoing arising under or relating to the Stockholder Agreement), at law or in equity, whether known or unknown, direct or derivative, contingent or otherwise, or whether or not such Stockholder or any of its Releasing Parties is aware of such claims or suspects them to exist in such Stockholder’s or any of its Releasing Parties’ favor, which such Stockholder or any of its Releasing Parties had, has, or may have had at any time prior to (and including) the Closing Date against any of the Released Parties (“Released Claims”), but only to the extent that such Released Claims arise from or are in connection with the Company or any of its Subsidiaries prior to (and including) the Closing or the conduct of the business of the Company prior to (and including) the Closing; provided, however, that nothing contained herein shall operate to release, and Released Claims shall not include, (i) any claims arising under this Agreement, any other Transaction Document or any other documents, instruments or agreements delivered pursuant hereto or thereto, (ii) any rights of a Releasing Party to indemnification, exculpation, contribution, reimbursement and advancement of expenses, and/or limitation of liability arising under any insurance policy, the Charter Documents of the Company or any of its Subsidiaries, and/or any other agreements or arrangements to which the Company or any of its Subsidiaries is a party or otherwise bound, (iii) any claims or rights of a Releasing Party arising under or relating to Section 10.2 of the Company Charter and/or Section 3.03 of the Stockholder Agreement (to the extent Section 3.03 of the Stockholder Agreement relates to Section 10.2 of the Company Charter) or (iv) any of the authorizations, obligations, covenants or liabilities of a Released Party under or arising from Section 10.2 of the Company Charter and/or Section 3.03 of the Stockholder Agreement (to the extent Section 3.03 of the Stockholder Agreement relates to Section 10.2 of the Company Charter).

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10.16 Conflicts and Privilege. Parent, Holdco, Merger Sub and the Company (on behalf of itself and its Subsidiaries) agree that, notwithstanding any current or prior representation of the Company or any of its Subsidiaries by Stroock & Stroock & Lavan LLP (“Stroock), Stroock shall be allowed to represent any Seller, the Representative or any of their respective Affiliates in any matters and/or disputes (or any other matter), including any matter or dispute adverse to Parent, the Company, any Subsidiaries of Parent or the Company, or any of their respective Affiliates that either is existing on the date hereof or that arises in the future and relates to this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, and Parent, Holdco, Merger Sub and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that Stroock has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Surviving Pubco, the Surviving Company, any Subsidiaries of Surviving Pubco or the Surviving Company or any of their respective Affiliates (on the one hand) and any Seller, the Representative or any of their respective Affiliates (on the other hand), Stroock may represent such Seller, the Representative or such Affiliate in such dispute even though the interests of such Seller, the Representative or such Affiliate may be directly adverse to Surviving Pubco, the Surviving Company, any Subsidiaries of Surviving Pubco or the Surviving Company or any of their respective Affiliates and even though Stroock may have represented the Company and its Subsidiaries in a matter related to such dispute. Parent, Holdco and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications between or among Stroock and the Company, any of the Subsidiaries of the Company, any of the Sellers, the Representative and/or any of their respective Affiliates that relate in any way to (i) the business, operations, finances, assets, securities, liabilities or prospects of, or any other matters relating to, the Company or any of its Subsidiaries or (ii) any of the transactions contemplated by the Transaction Documents, the attorney-client privilege and the expectation of client confidence belongs to the Representative and may be controlled by the Representative and shall not pass to or be claimed by Parent, Holdco, the Company or any Subsidiary of Parent, Holdco or the Company.

10.17 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Following the Closing, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, trustee, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or any of the other Transaction Documents or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution or performance of this Agreement or any of the other Transaction Documents.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ANDINA ACQUISITION CORP. II

By:	/s/ Julio Torres
Name:	Julio Torres
Title:	Chief Executive Officer

ANDINA II HOLDCO CORP.

By:	/s/ Julio Torres
Name:	Julio Torres
Title:	Chief Executive Officer

ANDINA II MERGER SUB INC.

By:	/s/ Julio Torres
Name:	Julio Torres
Title:	Chief Executive Officer

LAZY DAYS’ R.V. CENTER, INC.

By:	/s/ William P. Murnane
Name:	William P. Murnane
Title:	Chairman and CEO

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Solely with respect to Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 (solely as Section 10.11 relates to Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12) and 10.12:

/s/ A. Lorne Weil
A. LORNE WEIL

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